UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2013

CNL GROWTH PROPERTIES, INC.

(FORMERLY GLOBAL GROWTH TRUST, INC.)

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54686	26-3859644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

During the quarter ended June 30, 2013, CNL Growth Properties, Inc., formerly Global Growth Trust, Inc. (the “Company”) reclassified one property as held for sale. This Form 8-K is being filed to reflect the impact of the planned sale of this property as discontinued operations in accordance with generally accepted accounting principles and Securities and Exchange Commission rules. The Company has reported revenues and expenses related to this property as income from discontinued operations for each period presented in its quarterly report on Form 10-Q for the quarter and six months ended June 30, 2013 (including the comparable periods of the prior year) and filed with the Securities and Exchange Commission on August 8, 2013. The reclassification to discontinued operations that is required subsequent to the identification for sale of a property is also required for previously issued annual financial statements. The reclassification has no effect on stockholders’ equity or net income.

Accordingly, this report on Form 8-K updates Items 1, 2, 6, 7, 8, 9A and 15, and Schedule III of the Company’s annual report on Form 10-K for the year ended December 31, 2012 to reflect the property identified for sale during the quarter ended June 30, 2013 as discontinued operations, as appropriate. In addition, the Company has updated weighted average shares outstanding for each of the periods presented to reflect subsequent issuance of stock distributions. All other items of the Form 10-K remain unchanged by this report on Form 8-K. No attempt has been made to update matters in the Form 10-K, except to the extent expressly provided above. Readers should refer to the Company’s quarterly reports on Form 10-Q for information related to periods subsequent to December 31, 2012. Capitalized terms not otherwise defined herein have the same meanings attributed to them in the Company’s Form 10-K for the year ended December 31, 2012.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Items 1, 2, 6, 7, 8, 9A and 15, and Schedule III of the CNL Growth Properties, Inc. Report on Form 10-K for the year ended December 31, 2012.

Cautionary Note Regarding Forward-Looking Statements

Statements above that are not statements of historical or current fact may constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s common stock, and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. While the Company’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The Company’s forward-looking statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond the Company’s ability to control or accurately predict. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the Company cautions you not to place undue reliance on such statements.

Important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements include, but are not limited to, government regulation, economic, strategic, political and social conditions, and the following: risks associated with the Company’s investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; risks associated with the limited amount of proceeds raised in the Company’s offering of its Shares, including the limited number of investments made; risks of doing business internationally, including currency risks; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with debt covenants; the Company’s ability to identify and close on suitable investments; failure to successfully manage growth or integrate acquired properties and operations; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to property expansions and renovations; risks related to development projects or acquired property value-add conversions, if applicable, including construction delays, cost overruns, the Company’s inability to obtain necessary permits, and/or public opposition to these activities; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of the Company’s accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; consequences of the Company’s net operating losses; increases in operating costs and other expenses; uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding and/or potential litigation; risks associated with the Company’s tax structuring; failure to qualify for and maintain the Company’s qualification as a REIT for federal income tax purposes; and the Company’s ability to protect its intellectual property and the value of its brand.

For further information regarding risks and uncertainties associated with the Company’s business, and important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the Company’s documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s quarterly reports on Form 10-Q, and the Company’s annual report on Form 10-K, copies of which may be obtained from the Company’s Web site at http://www.CNLGrowthProperties.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this cautionary note. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to, and expressly disclaims any obligation to, publicly release the results of any revisions to its forward-looking statements to reflect new information, changed assumptions, the occurrence of unanticipated subsequent events or circumstances, or changes to future operating results over time, except as otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

CNL GROWTH PROPERTIES, INC.

Date: August 8, 2013	/s/ Rosemary Q. Mills
ROSEMARY Q. MILLS
Chief Financial Officer (Principal Financial Officer)

Exhibit 99.1

Item 1.	BUSINESS

General

CNL Growth Properties, Inc. (formerly Global Growth Trust, Inc.) was organized as a Maryland corporation on December 12, 2008 and has elected to be taxed as a real estate investment trust (“REIT”), commencing with our taxable year ended December 31, 2010, for federal income tax purposes. The terms “our Company,” “we,” “our,” “us” and “CNL Growth Properties, Inc.” include CNL Growth Properties, Inc. and each of its subsidiaries.

We are externally managed and advised by CNL Global Growth Advisors, LLC (the “Advisor”), a Delaware limited liability company and wholly owned by affiliates of CNL Financial Group, LLC, our sponsor. CNL Financial Group, LLC is an affiliate of CNL Financial Group, Inc., or “CNL,” which is a leading private investment management firm providing global real estate and alternative investments.

Our Advisor is responsible for managing our affairs on a day-to-day basis and for identifying, recommending, and executing acquisitions and dispositions on our behalf. We believe we will benefit from the investment expertise and experience of our Advisor’s management team and members of its investment committee. This committee is responsible for investigating and making recommendations to our board regarding potential investments. Our Advisor is responsible for providing advisory services relating to substantially all aspects of our investments and operations, including real estate acquisitions, asset management and other operational matters. Our Advisor has subcontracted with CNL Global Growth Sub-Advisors, LLC (the “CNL Sub-Advisor”) Macquarie Infrastructure and Real Assets Inc. (“MIRA”) and MGPA Advisory (Singapore) Pte Ltd (“MGPA Advisory”) to perform substantially all of these functions as sub-advisors. We have also retained CNL Global Growth Managers, LLC (the “Property Manager”) to manage our properties under a master property arrangement.

Our offices are located at 450 South Orange Avenue within the CNL Center at City Commons in Orlando, Florida, 32801, and our telephone number is (407) 650-1000.

Investment Objectives and Strategy

Our primary investment objectives are to:

•	realize growth in the value of our assets;

•	preserve, protect and return our stockholders’ invested capital;

•	invest in a diversified portfolio of assets; and

•	explore liquidity options in the future, including the sale of either us or our assets, potential merger opportunities or the listing of our common stock on a national securities exchange (“Listing”).

There is no assurance that we will be able to achieve our investment objectives.

We were formed to acquire and operate a diverse portfolio of commercial real estate and real estate-related assets on a global basis that we believe have potential for capital appreciation. We principally focus on acquiring commercial properties, such as properties to be developed or under development. We may also purchase properties requiring repositioning or redevelopment including those located in a market undergoing what we believe is positive demographic, political or structural changes that are expected to benefit real estate during our projected holding period, or properties facing time-sensitive deadlines that we believe would benefit from a new leasing or management strategy and properties with deferred maintenance needs. Based on current domestic and international market conditions and investment opportunities, we have focused and expect in the near term to continue to focus primarily on multifamily development properties located in the United States, although we may also acquire properties in the other real estate sectors, as well as other classifications of commercial real estate property. Although we do not currently intend to, we may invest in real estate-related securities, including securities issued by other real estate companies, and commercial mortgage-backed securities. We also may invest in mortgage, bridge or mezzanine loans or in entities that make investments similar to the foregoing. In addition, depending on future investment opportunities that arise, we may determine to invest up to 30% of our assets in properties located outside the United States. However, the percentage of domestic acquisitions compared to acquisitions made outside of the United States may be weighted differently at any point in time, depending on the global market conditions and opportunities.

Investment Focus on Multifamily Development

Since our inception, our Advisor and its sub-advisors have evaluated various domestic and international investment opportunities on our behalf. To date, the investments we have made, as well as other properties we have identified as possible investment opportunities, have focused primarily on multifamily development projects in the southeastern and sunbelt regions of the United States due to favorable and compelling market and industry data, as well as unique opportunities to co-invest with experienced development operators. Although we may invest in a wide spectrum of real estate sectors and our investment policies remain flexible in order to move to markets and asset types domestically and internationally as market cycles and opportunity dictate, we currently expect to direct a substantial majority of our capital from our public offerings to multifamily development projects in which we co-invest with development operators.

We believe that multifamily development in the United States represents a unique near-term opportunity. There remains significant consumer demand for newly-constructed multifamily units. In addition, investor demand for stabilized multifamily operations has driven prices up particularly in major markets. A compelling arbitrage opportunity exists for those with capital, relationships, and expertise to develop and operate new units. We intend to build on the success of our initial multifamily projects by continuing to capitalize on this supply/demand imbalance while monitoring for any shift in fundamental return metrics.

Common Stock Offerings

On October 20, 2009, we commenced our initial public offering of up to $1.5 billion of shares of common stock (150 million shares of common stock of $10.00 per share) pursuant to a registration statement on Form S-11 under the Securities Act (the “Offering”). We commenced operations on April 26, 2010, when the minimum required offering proceeds were received and funds were released to us from escrow. As of December 31, 2012, we had received total offering proceeds of approximately $67.6 million (6.8 million shares) in connection with the Offering. During the period January 1, 2013 through March 12, 2013, we received additional subscriptions proceeds of approximately $10.6 million (1.1 million shares) from our Offering.

On October 5, 2012, we filed a registration statement on Form S-11 (Registration No. 333-184308) with the Securities and Exchange Commission (the “SEC” or the “Commission”) in connection with the proposed offering of up to $200 million in shares of common stock, including shares to be issued pursuant to our distribution reinvestment plan (the “Follow-On Offering”). In conjunction with filing the Follow-On Offering, we extended our current Offering to the earlier of the date the Follow-On Offering is declared effective or April 7, 2013, which is the date the Offering is scheduled to end whether or not our Follow-On Offering is commenced. As of the date of this filing, the registration statement for the Follow-On Offering had not been declared effective by the SEC.

The Follow-On Offering will not commence until our initial Offering is terminated and is currently expected to close on or before December 31, 2013. The terms of the Follow-On Offering are expected to be substantially the same as our current Offering, except for the maximum share amount and the shortened duration; however, our board may determine to revise the terms of the Follow-On Offering prior to its effectiveness, including the offering price per share of our common stock, the termination date of the offering, or determine not to commence the offering.

Borrowings

Our intent is to target our aggregate borrowings to between 50% to 60% of the aggregate value of our assets, once we own a seasoned and stable asset portfolio. Under our articles of incorporation, the maximum amount of our indebtedness cannot exceed 300% of our “net assets,” as defined by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007 (the “NASAA REIT Guidelines”) as of the date of any borrowing unless any excess borrowing is approved by a majority of our independent directors and is disclosed to stockholders in our next quarterly report, together with a justification for the excess. In addition to the limitations contained in our articles of incorporation, our board of directors has adopted a policy to limit our aggregate borrowings to approximately 75% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests. Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under our current or any subsequent offering and have invested substantially all of our capital. As a result, we may borrow more than 75% of the contract purchase price of each asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent. As of December 31, 2012, we had an aggregate debt leverage ratio of approximately 38.7% of the aggregate carrying value of our consolidated assets, a ratio we expect to increase as we incur additional development costs and as we continue to grow.

Distribution Policy

In order to qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income to our stockholders. Due to our investment strategy, we expect to generate little, if any, cash flow or funds from operations available for distribution until we make substantial investments and our assets have stabilized. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make cash distributions may be negatively impacted, especially during early periods of operation.

On June 24, 2010, our board of directors authorized a daily stock distribution equal to 0.000219178 of a share of common stock on each outstanding share of common stock (which is equal to an annualized distribution rate of 0.08 of a share based on a 365-day calendar year), payable to all common stockholders of record as of the close of business on each day. Distributions pursuant to this policy began on July 1, 2010. Effective October 1, 2012, our board of directors authorized the declaration of a monthly stock distribution of 0.006666667 of a share of common stock on each outstanding share of common stock (which represents an annualized distribution rate of 0.08 of a share based on a calendar year), payable to all common stockholders of record as of the close of business on the first day of each month and distributed quarterly until the policy is terminated or amended by our board. Effective October 2012, any such declared shares have been issued on or before the last business day of the applicable calendar quarter.

Using a stock distribution in lieu of a cash distribution allows us to focus on our investment strategy of buying assets that may generate little or no initial cash flow but have the potential for long-term appreciation. Over time, we may transition to a cash distribution or a combination of cash and stock. Our board of directors determines the amount and composition of each distribution. Until such time as we have sufficient cash flow or funds from operations, we may decide to continue issuing stock distributions or, if we do elect to pay a cash distribution, fund all or a portion of it from sources other than cash flow from operations or funds from operations, such as from cash flows generated by financing activities or the proceeds of our offerings. Our Advisor, its affiliates or other related parties may also advance or waive asset management fees or other fees in order for us to have cash to pay cash distributions in excess of available cash flow or funds from operations. Whether it is in the form of a cash or a stock distribution, the amount of each distribution generally will be based upon such factors as expected and actual cash flow from operations, our overall financial condition, our objective of qualifying as a REIT for tax purposes, the determination of reinvestment versus distribution following the sale or refinancing of an asset, as well as other factors including an objective of maintenance and predictable distributions regardless of the composition.

For the years ended December 31, 2012, 2011 and 2010, we declared and issued 472,462 shares, 223,892 shares and 33,416 shares of common stock, respectively. The shares declared for the quarter ended December 31, 2012 were issued prior to December 31, 2012. The shares declared for the quarters ended December 31, 2011 and 2010 were issued in January 2012 and 2011, respectively. In addition, subsequent to December 31, 2012, we issued an additional 358,669 shares of common stock as stock distributions. When issued, the stock distributions are non-taxable distributions. If we determine to pay cash distributions at a later date, such distributions, in whole or in part, may constitute ordinary income or a return of capital for federal tax purposes.

Acquisitions

As of December 31, 2012, we had acquired one commercial three-building, multi-tenant office property located in Duluth, Georgia (“Gwinnett Center”) and six multifamily development properties through separate joint ventures. Gwinnett Center has been presented as real estate held for sale and its results as discontinued operations in the accompanying financial statements as a result of our determination to pursue a sale of this property during the quarter ended June 30, 2013.

For additional information regarding our real estate properties, see Item 2. “Properties.”

Significant Tenants

Due to our investment focus on multifamily development, only a portion of our real estate portfolio was operational during 2012 and 2011, and therefore, rents from individual tenants at Gwinnett Center were more significant during these periods. In connection therewith, during the years ended December 31, 2012 and 2011, two tenants, Medical Business Service, Inc. and Devry, Inc., each accounted for more than 10% of our rental revenue from discontinued operations during one or both of these years. Medical Business Service, Inc. accounted for 11.3% and 19.6%, respectively, and Devry, Inc. accounted for 4.2% and 10.2%, respectively, of our rental income from operating leases. Based on our anticipated rental revenues from Gwinnett Center and our Long Point Property, as well as other multifamily properties expected to be operational for all or a portion of 2013, we expect revenues from these tenants will be less than 5% in 2013.

Disposition Policies

As each of our investments reach what we believe to be its optimum value during the expected holding periods of our assets, we will consider disposing of the investment and may do so for the purpose of either distributing the net sales proceeds to our stockholders or investing the proceeds in other assets. The determination of when a particular investment should be sold or otherwise disposed of will be made after considering all of the relevant factors, including prevailing and projected economic and market conditions, whether the value of the property or other investment is anticipated to decline substantially, and whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives.

Our ability to dispose of properties is restricted as a result of the rules applicable to REITs. Under applicable provisions of the Internal Revenue Code (“Code”) regarding prohibited transactions by REITs, a REIT that sells property, other than foreclosure property, that is deemed to be inventory or property held primarily for sale in the ordinary course of business is deemed a “dealer” and subject to a 100% penalty tax on the net gain from any such transaction. We focus on properties which meet our investment objectives, and we generally expect to continue holding properties beyond the point of stabilization. Once stabilized, we will consider a number of relevant factors in analyzing any potential disposition of a property, including any potential for the penalty tax.

Exit Strategy

Our board of directors will explore strategic alternatives for potential liquidity opportunities, including the sale of either us or our assets, potential merger opportunities, or the Listing of our common stock. Although our board of directors is not required to recommend a liquidity event by any certain date, assuming our Follow-On Offering terminates no later than December 31, 2013 and the estimated time needed to complete our acquisition phase and have our assets stabilize, we anticipate our board of directors will begin considering strategic alternatives for liquidity in 2014. We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future. Therefore, we have not established any pre-determined criteria. A liquidation of our Company, or all of our assets, would require the approval of our stockholders. We are under no obligation to actually sell our portfolio or list our shares at any particular time. We cannot assure you that we will be able to sell our assets at prices that result in us achieving our investment objectives. In the event of liquidation, after commencement of such liquidation, we would continue in existence until all properties and other assets are sold.

Financial Information about Industry Segments

We have determined that we operate in one business segment, real estate ownership, which consists of owning, managing, leasing, acquiring, developing, investing in, and as conditions warrant, disposing of real estate assets. We internally evaluate all of our real estate assets as one industry segment and, accordingly, we do not report segment information.

Competition

The current market for properties that meet our investment objectives is highly competitive as is the leasing market for such properties. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, REITs, real estate limited partnerships and other entities engaged in real estate investment activities, many of which will have greater resources than we do. We may also compete with affiliates of our Advisor and sub-advisors to acquire properties and other investments.

Employees

We are externally managed and as such we do not have any employees.

Advisor

Substantially all of our acquisition, operating, administrative and property management services are provided by sub-advisors to our Advisor and sub-property managers to the Property Manager. Affiliates of CNL and MIRA serve as sub-advisors and as sub-property managers. In addition, our Advisor entered into a sub-advisory agreement and a sub-property management agreement with MGPA Advisory. MGPA Advisory is a subsidiary of MGPA Limited, an independently managed private equity real estate investment advisory company focused on real estate investment in Europe and Asia in which an affiliate of MIRA has a joint venture interest. This network of sub-advisors and sub-property managers offers us access to professionals experienced in making and managing real estate and real estate-related investments in various regions around the world. We seek to invest in global growth-oriented real estate investments by leveraging the value of the international real estate expertise of MIRA and MGPA Advisory and their affiliates combined with the domestic real estate expertise of CNL.

Under the terms of the advisory agreement, our Advisor has responsibility for our day-to-day operations, serving as our consultant in connection with policy decisions to be made by our board of directors, identifying and making acquisitions and investments on our behalf and administering our accounting function. In exchange for these services, our Advisor is entitled to receive certain fees and reimbursements from us.

The current advisory agreement may be extended annually upon mutual consent of the parties. Our independent directors are required to review and approve the terms of our advisory agreement at least annually.

For additional information on our Advisor and the fees and reimbursements we pay, see Item 8. “Financial Statements and Supplementary Data.”

Tax Status

We elected to be taxed as a REIT under Sections 856(c) of the Code commencing with our taxable year ended December 31, 2010. In order to be taxed as a REIT, we are subject to a number of organizational and operational requirements, including the requirement to make distributions to our stockholders each year of at least 90 percent of our REIT taxable income (excluding any net capital gain). As a REIT, we generally will not be subject to U.S. federal corporate income tax on income distributed to our stockholders. As a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income. We may also be subject to foreign taxes on investments outside of the U.S. based on the jurisdictions in which we conduct business.

Available Information

Our sponsor maintains a website at www.CNLGrowthProperties.com containing additional information about our business, and a link to the SEC website (www.sec.gov), but the contents of the website are not incorporated by reference in, or otherwise a part of, this report.

We make information available free of charge through our website, as soon as practicable after we file it with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive proxy statements on Form 14A and, if applicable, amendments to these reports.

Item 2.	PROPERTIES

As of December 31, 2012, we owned the following seven properties, including one property classified as held for sale:

Name and Location	Date Acquired	Description	Rentable Square Footage or Units upon Completion	Purchase Price or Development Costs Incurred(1) (in millions)	Encumbrances at December 31, 2012 (in millions)	Ownership Interest(2)	Occupancy at December 31, 2012	Average Effective Monthly Rent as of December 31, 2012(7)
Multifamily Properties:
Long Point Property(3)	5/20/11	Multifamily	258	$27.9	$21.2	95%	92%	$1,284
Mount Pleasant, South Carolina		development	units					per unit
Whitehall Property(5)	2/24/12	Multifamily	298	22.8	12.2	95%	5%	n/a
Charlotte, NC		development	units
Crosstown Property(6)	3/27/12	Multifamily	344	16.1	3.4	60%	n/a	n/a
Tampa ,FL		development	units
Circle Alexander Village Property(6)	11/27/12	Multifamily	320	3.7	—	60%	n/a	n/a
Charlotte, NC		development	units
Aura Castle Hills Property(6)	11/30/12	Multifamily	316	6.7	—	54%	n/a	n/a
Lewisville, TX		development	units
Aura Grand Corner Property(6)	12/20/12	Multifamily	291	4.2	—	90%	n/a	n/a
Katy, TX		development	units
Real Estate Held for Sale:
Gwinnett Center(4)	10/17/11	Multi-tenant	263,742	14.1	7.7	100%	47%	$1.28
Duluth, Georgia		three building office complex	sq. ft.					per sq. ft.

				$95.5	$44.5

FOOTNOTES:

(1)	The purchase price for Gwinnett Center excludes investment services fee and other acquisition expenses incurred by us. For our multifamily development properties, amount shown represents development costs incurred as of December 31, 2012, excluding investment services fee and other acquisition expenses, interest and other items incurred and capitalized by us outside of the joint venture.
(2)	Properties in which we do not own 100% of the ownership interests were acquired through joint ventures with unaffiliated third parties. In each of our joint venture arrangements, our joint venture partner or its affiliates manage the development, construction and/or certain day-to-day operations of the property. Generally, distributions of operating cash flow will be distributed pro rata based on each member’s ownership interest. In addition, generally, proceeds from a capital event, such as a sale of the property, will be distributed pro rata until the members of the joint venture receive a specified minimum return on their invested capital and the return of their invested capital, and thereafter, the respective co-venture partner will receive a disproportionately higher share of any remaining sale proceeds at varying levels based on our having received certain minimum threshold returns. For the properties owned as of December 31, 2012, we have determined that the six joint ventures are variable interest entities in which we are the primary beneficiary. As such, the transactions and accounts of the six joint ventures are consolidated in our financial statements.
(3)	The Long Point Property, a 258-unit Class A garden-style apartment development project on approximately 32.5 acres, and the first of our multifamily development projects, was completed in November 2012. As of December 31, 2012, the property was approximately 92% occupied and approximately 94% leased. We anticipate that the property will be stabilized and fully leased by the end of the first quarter of 2013. Because we anticipate the property achieving a stabilized occupancy of 94% eight months in advance of our original expectations, we anticipate total revenues of the property in 2013 will be approximately $4.3 million. This is 57% higher than our original 2013 projections. Per unit rental rates have averaged $1,284 per month to date, a 16.7% increase over our original expectation for this stage.
(4)	Gwinnett Center is a three office building complex that was a lender owned, or “REO” property, which we were able to acquire at a substantial discount to its replacement cost. Due to our determination during the second quarter of 2013 to pursue the sale of this property, Gwinnett Center is treated as real estate held for sale and the results of its operations as discontinued operations in the accompanying financial statements.
(5)	The Whitehall Property was under development as of December 31, 2012. The joint venture that acquired this property also entered into a development agreement with a maximum development budget of approximately $29.7 million. The purchase price of the land related to the Whitehall Property was $2.9 million. As of December 31, 2012, the property was approximately 5% occupied, and approximately 20% leased. Development is expected to be completed in the second quarter of 2013.

(6)	The following presents information on our other multifamily properties that were under development as of December 31, 2012:

Name	Purchase Price of Land (in millions)	Development Budget (in millions)	Estimated Completion Date
Crosstown Property	$4.4	$37.1	Q4 2013
Circle Alexander Village Property	2.4	33.6	Q2 2014
Aura Castle Hills Property	4.5	34.9	Q2 2014
Aura Grand Corner Property	3.0	31.8	Q3 2014

	$14.3	$137.4

(7)	Once construction is completed and leasing commences for our multifamily properties, the average effective monthly rent per unit is calculated based on the current, in-place monthly base rent for leases including the impact of rent abatements, concessions or rent credits. For other commercial properties, average effective monthly rent for the property is calculated by annualizing the then current, in-place monthly base rent for leases including the impact of rent abatements, concessions or rent credits, and excludes tenant reimbursements, straight-line rent adjustments and amortization of above- and below-market lease intangibles.

Item 6.	SELECTED FINANCIAL DATA

The following selected financial data for CNL Growth Properties, Inc., formerly Global Growth Trust, Inc. (the “Company”), should be read in conjunction with Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8. “Financial Statements and Supplementary Data.”

	Year Ended December 31,
	2012	2011	2010(¹)	2009
Operating Data:
Revenues	$1,386,226	$—	$—	$—
Operating loss	(1,996,112)	(1,363,876)	(1,402,979)	—
Loss from continuing operations attributable to noncontrolling interests(4)	(12,535)	—	—	—
Loss from continuing operations attributable to common stockholders(4)	(1,982,648)	(1,363,561)	(1,402,979)	—
Loss from discontinued operations(4)	(1,141,304)	(645,690)	—	—
Net loss attributable to common stockholders(4)	(3,123,952)	(2,009,251)	(1,402,979)	—
Loss from continuing operations per share(4)	(0.30)	(0.36)	(0.78)	—
Loss from discontinued operations per share(4)	(0.17)	(0.17)	—	—
Net loss per share (basic and diluted)	(0.47)	(0.53)	(0.78)	—
Weighted average number of shares of common stock outstanding (basic and diluted)(2)	6,616,967	3,794,022	1,797,751	—
Net cash used in operating activities	(869,890)	(1,267,166)	(836,067)	—
Net cash used in investing activities	(70,705,796)	(21,432,479)	—	—
Net cash provided by financing activities	68,539,209	30,562,967	10,805,908	—
Other Data:
Funds from operations (“FFO”)(3)	$(1,346,430)	$(1,716,703)	$(1,402,979)	$—
FFO per share	(0.20)	(0.45)	(0.78)	—
Properties owned at the end of period(5)	7	2	—	—

	As of December 31,
	2012	2011	2010	2009
Balance Sheet Data:
Real estate assets, net	$84,741,921	$8,952,920	$—	$—
Real estate held for sale	13,225,739	13,817,701	—	—
Cash and cash equivalents	14,996,307	18,032,784	10,169,462	199,621
Total assets	114,890,689	41,325,304	10,192,459	364,500
Long-term debt obligations	44,479,650	7,178,984	—	—
Total liabilities	54,444,049	9,879,443	640,464	164,500
Noncontrolling interests	9,849,660	357,300	—	—
Total equity	60,446,640	31,445,861	9,551,995	200,000

FOOTNOTES:

(1)	Significant operations commenced on April 26, 2010 when we received the minimum offering proceeds and funds were released from escrow. The results of operations for the year ended December 31, 2010 include only organizational costs incurred on our behalf by our Advisor, and general and administrative expenses. Weighted average number of shares outstanding is presented for the period we were operational.
(2)	For purposes of determining the weighted average number of shares of common stock outstanding, stock distributions issued from inception through August 2, 2013, are treated as if they were outstanding as of the beginning of the periods presented.
(3)	FFO is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We use FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, asset impairment write-downs, depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, as one measure to evaluate our operating performance. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate has historically not depreciated on the basis determined under GAAP.

(4)	The results of operations relating to the Gwinnett Center that was classified as held for sale during the quarter and six months ended June 30, 2013 are reported as discontinued operations for all periods presented.
(5)	As of December 31, 2012 and 2011, five and one of the properties owned at the end of the year, respectively, were under development.

FFO is not necessarily indicative of cash flows available to fund cash needs and should not be considered (i) as an alternative to net income or loss, or net income or loss from continuing operations, as an indication of our performance, (ii) as an alternative to cash flows from operations as an indication of our liquidity, or (iii) as indicative of funds available to fund our cash needs or our ability to make distributions to our stockholders. FFO should not be construed as more relevant or accurate than the current GAAP methodology in calculating net income or loss and its applicability in evaluating our operating performance.

See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional disclosures relating to FFO.

The following table presents a reconciliation of net loss to FFO for the years ended December 31:

	2012	2011	2010
Net loss attributable to common stockholders	$(3,123,952)	$(2,009,251)	$(1,402,979)
Adjustments:
Depreciation and amortization:
Continuing operations	263,045	—	—
Discontinued operations	1,514,477	292,548	—

FFO	$(1,346,430)	$(1,716,703)	$(1,402,979)

Weighted average number of shares of common stock outstanding (basic and diluted)	6,616,967	3,794,022	1,797,751

Net loss per share (basic and diluted)	$(0.47)	$(0.53)	$(0.78)

FFO per share (basic and diluted)	$(0.20)	$(0.45)	$(0.78)

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

CNL Growth Properties, Inc., formerly Global Growth Trust, Inc., was organized as a Maryland corporation on December 12, 2008 and has elected to be taxed, and currently qualifies as a real estate investment trust (“REIT”) for federal income tax purposes. The terms “us,” “we,” “our,” “our Company” and “CNL Growth Properties, Inc.” include CNL Growth Properties, Inc. and each of its subsidiaries.

On October 20, 2009, we commenced our initial public offering of up to $1.5 billion of shares of common stock (150 million shares of common stock of $10.00 per share) pursuant to a registration statement on Form S-11 under the Securities Act (the “Offering”). As of December 31, 2012, we had received total offering proceeds of approximately $67.6 million (6.8 million shares) in connection with this Offering. During the period January 1, 2013 through March 12, 2013, we received additional subscriptions proceeds of approximately $10.6 million (1.1 million shares) from our Offering.

On October 5, 2012, we filed a registration statement on Form S-11 (Registration No. 333-184308) with the Securities and Exchange Commission (the “SEC”) in connection with the proposed offering of up to $200 million in shares of common stock, including shares to be issued pursuant to our distribution reinvestment plan (the “Follow-On Offering”). In conjunction with filing the Follow-On Offering, we extended our current Offering to the earlier of the date the Follow-On Offering is declared effective or April 7, 2013. As of the date of this Form 10-K, the registration statement for the Follow-On Offering had not been declared effective by the SEC.

The Follow-On Offering will not commence until the current Offering is terminated and is expected to close on or before December 31, 2013. The terms of the Follow-On Offering are expected to be substantially the same as our current Offering, with the exception of the maximum offering amount and the duration of the offering; however, our board may determine to revise the terms of the Follow-On Offering prior to its effectiveness, including the offering price per share of our common stock, the termination date of the offering or determine not to commence the offering.

Our Advisor and Property Manager

Our advisor is CNL Global Growth Advisors, LLC (the “Advisor”) and our property manager is CNL Global Growth Managers, LLC (the “Property Manager”), each of which is a Delaware limited liability company and wholly owned by affiliates of CNL Financial Group, LLC, our sponsor. The Advisor is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf pursuant to an advisory agreement. Substantially all of our acquisition, operating, administrative and property management services are provided by sub-advisors to the Advisor and by sub-property managers to the Property Manager.

Overview of Current Asset Allocation

Although we have a broad investment strategy, in implementing our strategy, we will focus on locations and sectors that we believe currently offer attractive investment opportunities. Based on current domestic and international market conditions and investment opportunities, we have focused and expect in the near term to continue to focus primarily on multifamily development properties located in the United States, although we may also acquire properties in other real estate sectors, as well as other classifications of commercial real estate property. In addition, depending on future investment opportunities that arise, we may determine to invest up to 30% of our assets in properties located outside the United States. To date, all of our property acquisitions and properties identified as potential investment opportunities are located in the United States.

Investment Focus on Multifamily Development

Since inception, our Advisor and global sub-advisors have targeted assets believed to have significant potential for capital growth. As of December 31, 2012, we have made investments in six multifamily development projects in the southeastern and sunbelt regions of the U.S. We also own a three-building office complex outside Atlanta, Georgia that we have classified as held for sale due to the determination to sell this property as of June 30, 2013. We believe that multifamily development in the United States represents a unique near-term opportunity. There remains significant consumer demand for newly-constructed multifamily units. In addition, investor demand for stabilized multifamily operations has driven prices up particularly in major markets. A compelling arbitrage opportunity exists for those with capital, relationships, and expertise to develop and operate new units. We intend to build on the success of our initial multifamily projects by continuing to capitalize on this supply/demand imbalance while monitoring for any shift in fundamental return metrics.

Characteristics of Multifamily Properties in Which We Expect to Invest

In selecting multifamily development opportunities, we have focused and continue to focus on:

•	Suburban Markets - Suburban communities are typically developed on a lower cost per unit basis than urban projects, allowing for (i) more investments (and therefore, more diversification) with the same amount of capital, and (ii) lower average per unit rent to achieve our desired yield, making the units more affordable for a larger percentage of prime renters. Suburban markets also allow for less competition and more geographic selection.

•	Class A Properties - Class A apartments typically attract more creditworthy tenants resulting in a more reliable rent payment. Moreover, the quality of construction and service that Class A rents can support allow for longevity of the asset.

•	Development - Creating an asset from the ground up allows us to use state of the art design and construction materials, and ultimately, create an asset with the best longevity and resale value.

•	Partner projects - As we have done to date, we expect to invest in joint ventures with affiliates of local development partners. Structuring our transactions in this way allows us to (i) participate in a greater number of projects, increasing diversification; (ii) leverage the local knowledge of the partner to select the site, secure zoning, and manage the asset; and (iii) reduce our risk by receiving a cost and loan guarantee from affiliates of our joint venture partner. In order to reduce pre-development risks, we typically enter into joint venture agreements only upon the developer having acquired the land (or securing it via contract) and having secured both zoning and financing.

We may invest in a wide spectrum of real estate sectors and our investment policies remain flexible in order to allow us to move into markets and asset types domestically and internationally as market cycles and opportunity dictates. However, we currently expect to direct a substantial majority of our capital from our offerings to U.S. multifamily development projects.

Our Real Estate Portfolio

Our existing real estate portfolio consisted of the following acquired properties as of December 31, 2012:

Property Name and Location	Type	Ownership Interest (1)	Date Acquired	Contract Purchase Price (in millions)(2)	Total Development Budget (in millions)(3)	Rentable Square Footage and Units Upon Completion		Occupancy at December 31, 2012
Long Point Property(4) Mount Pleasant, SC	Multifamily Development	95%	05/20/11	$3.6	$28.6	258 units	(4)	92	%(4)
Whitehall Property(6) Charlotte, NC	Multifamily Development	95%	02/24/12	2.9	29.7	298 units		5	%(6)
Crosstown Property(7) Tampa, FL	Multifamily Development	60%	03/27/12	4.4	37.1	344 units		n/a
Circle Alexander Village Property (7) Charlotte, NC	Multifamily Development	60%	11/27/12	2.4	33.6	320 units		n/a
Aura Castle Hills Property(7) Lewisville, TX	Multifamily Development	54%	11/30/12	4.5	34.9	316 units		n/a
Aura Grand Corner Property (7) Katy, TX	Multifamily Development	90%	12/20/12	3.0	31.8	291 units		n/a
Real Estate Held for Sale
Gwinnett Center(5) Duluth, GA	Office	100%	10/17/11	14.1	18.3	263,742 sq. ft.		47	%(5)

				$34.9	$214.0

FOOTNOTES:

(1)	Properties in which we do not own 100% of the ownership interests were acquired through joint ventures with unaffiliated third parties. In each of our joint venture arrangements, our joint venture partner or its affiliates manage the development, construction and/or certain day-to-day operations of the property. Generally, distributions of operating cash flow will be distributed pro rata based on each member’s ownership interest. In addition, proceeds from a capital event, such as a sale of the property generally will be distributed pro rata until the members of the joint venture receive a specified minimum return on their invested capital and the return of their invested capital, and thereafter, the respective co-venture partner will receive a disproportionately higher share of any remaining sale proceeds at varying levels based on our having received certain minimum threshold returns. For the properties owned as of December 31, 2012, we have determined that the six joint ventures are variable interest entities in which we are the primary beneficiary. As such, the transactions and accounts of the six joint ventures are consolidated in our financial statements.
(2)	Purchase price of Gwinnett Center excludes acquisition fees and expenses. For all other properties, contract purchase price generally relates to the price of the parcel that has been or is being developed.
(3)	For the multifamily development properties, the total development budget includes the cost of the land, construction costs, development fees, financing costs, start-up costs and initial operating deficits of the respective property. For Gwinnett Center, the total development budget includes the purchase price for the property, as well as budgeted capital improvements and future leasing commissions and tenant improvements.
(4)	The Long Point Property, a 258-unit Class A garden-style apartment development project on approximately 32.5 acres, and the first of our multifamily development projects, was completed in November 2012. As of December 31, 2012, the property was approximately 92% occupied and approximately 94% leased. We anticipate that the property will be stabilized and fully leased by the end of the first quarter of 2013. Because we anticipate the property achieving a stabilized occupancy of 94% eight months in advance of our original expectations, we anticipate total revenue of the property in 2013 will be approximately $4.3 million. This is 57% higher than our original 2013 projections. Per unit rental rates have averaged $1,284 per month to date, a 16.7% increase over our original expectation for this stage.
(5)	The Gwinnett Center is a three building office complex that was a lender owned, or “REO” property, which we acquired at a considerable discount to its replacement cost. Due to continuing trends and favorable market conditions in multifamily development, and the Company’s increasing focus on multifamily development, as of June 30, 2013, the Company decided to pursue a potential sale of the Gwinnett Center, and as such, this property has been classified as held for sale, and the results of operations from such property treated as discontinued operations, in the accompanying financial statements.
(6)	The Whitehall Property was under development as of December 31, 2012. The joint venture that acquired this property also entered into a development agreement with a maximum development budget of approximately $29.7 million. The purchase price of the land related to the Whitehall Property was $2.9 million. As of December 31, 2012, the property was approximately 5% occupied, and approximately 20% leased. Development is expected to be completed in the second quarter of 2013.

(7)	The following presents information on our other multifamily properties that were under development as of December 31, 2012:

Name	Estimated Completion Date
Crosstown Property	Q4 2013
Circle Alexander Village Property	Q2 2014
Aura Castle Hills Property	Q2 2014
Aura Grand Corner Property	Q3 2014

Indebtedness

As of December 31, 2012, we had the following indebtedness:

Property and Related Loan	Outstanding Principal Balance (in millions)		Interest Rate	Payment Terms	Maturity Date(17)
Long Point Property Mortgage Construction Loan(1)(2)	$21.2	(3)	LIBOR plus 2.5%, adjusted monthly, with an all-in interest rate floor of 3.25% per annum	Monthly interest only payments through 5/20/14. If extended, then P&I monthly installments calculated based on a 30-year amortization	05/20/14 (plus two additional 12-month extensions)
Gwinnett Center Mortgage Loan(4)	7.7	(5)	Variable adjusted to the greater of (i) 4.95% or (ii) LIBOR+ 3.50% per annum(6)	Monthly interest only payments through 10/17/14. If extended for 2 years, then monthly installments of $17,050 P&I, until maturity.	10/17/14 (plus one additional 24-month extension)
Whitehall Property Mortgage Construction Loan(1)(7)	12.2	(8)	LIBOR+ 2.25% per annum, adjusted monthly	Monthly interest only payments through 2/24/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	2/24/15 (plus two additional 12-month extensions)
Crosstown Property Mortgage Construction Loan (1)(9)	3.4	(10)	LIBOR plus 2.5%, adjusted monthly	Monthly interest only payments through 3/27/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	3/27/15 (plus two additional 12-month extensions)
Circle Alexander Village Property Mortgage Construction Loan (1)(11)	—	(12)	LIBOR plus 2.5%, adjusted monthly	Monthly interest only payments through 11/27/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	11/27/15 (plus two additional 12-month extensions)
Aura Castle Hills Property Mortgage Construction Loan (1)(13)	—	(14)	LIBOR plus 2.6%, adjusted monthly	Monthly interest only payments through 11/30/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	11/30/15 (plus two additional 12-month extensions)
Aura Grand Corner Property Mortgage Construction Loan (1)(15)	—	(16)	Lender’s prime rate or LIBOR plus 2.75%, adjusted monthly	Monthly interest only payments through 12/20/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	12/20/15 (plus two additional 12 -month extensions)

Total	$44.5

FOOTNOTES:

(1)	The borrower is the joint venture formed to acquire and develop each Property. The construction loan is recourse against each respective joint venture.
(2)	Principals of an affiliate of our co-venture partner have guaranteed the full amount of the loan. The loan may be prepaid in whole, but not in part, without penalty. We are currently working with the existing lender to qualify for agency financing as part of a long-term refinancing.
(3)	The principal amount available for construction draws under the loan is $21.4 million.
(4)	The borrower is a subsidiary of our operating partnership. The loan may be prepaid in full or in part at any time without penalty.
(5)	The total principal amount of the loan available for borrowing is $11.2 million. At the closing of the acquisition of Gwinnett Center, a portion of the purchase price was funded from a $7.0 million draw on the loan. The remaining funds available under the loan of approximately $3.5 million are expected to be used to fund capital improvements and future leasing commissions and tenant improvements for leases meeting certain requirements.
(6)	The interest rate is subject to reduction to the greater of (i) 4.20% or (ii) LIBOR plus 3.50% per annum if a minimum debt service coverage ratio is attained. The interest rate is also subject to an increase of 0.30% if we maintain less than $0.8 million in a deposit account with the lender.

(7)	Certain affiliates of our co-venture partner have guaranteed the loan, subject to their liability being reduced (i) to 50% at the time a certificate of occupancy for the project is issued and (ii) thereafter to 30% upon certain debt covenants of the loan being achieved. The loan may be prepaid in whole, but not in part, without penalty.
(8)	The principal amount available for certain development costs and construction costs under the loan is $22.3 million.
(9)	Certain affiliates of our co-venture partner have provided the lender with a completion guaranty for the project and a 50% repayment guarantee for the principal amount of the loan. During the term of the construction loan, the repayment guarantee may be reduced to between 35% and 15% of the principal amount of the loan if certain conditions are met. The loan may be prepaid in whole, but not in part, without penalty.
(10)	The principal amount available for certain development costs and construction costs under the loan is $26.7 million.
(11)	The loan may be prepaid in full or in part at any time without fee, premium or penalty. Loan extensions are subject to certain conditions and the payment of a loan extension fee. The construction loan requires commencement of construction within 90 days, and completion within two years of the closing of the construction loan. The loan is secured by the Circle Alexander Village Property and all improvements constructed thereon. Certain affiliates of our co-venture partner have provided the lender with completion and repayment guarantees.
(12)	The principal amount available for certain development costs and construction costs under the loan is $25.0 million.
(13)	With advance notice, the loan may be prepaid in full or in part, subject to required break funding payments. Loan extensions are subject to certain conditions and the payment of a fee. The construction loan is secured by the Aura Castle Hills Property and all improvements constructed thereon. An affiliate of our co-venture partner has provided the lender with completion and repayment guarantees.
(14)	The principal amount available for certain development costs and construction costs under the loan is $24.4 million.
(15)	With advance notice, the loan may be prepaid in full or in part, but not without penalty. Loan extensions are subject to certain conditions and the payment of a fee. The construction loan is secured by the Aura Grand Corner Property and all improvements constructed thereon. An affiliate of our co-venture partner has provided the lender with completion and repayment guarantees.
(16)	The principal amount available for certain development costs and construction costs under the loan is $21.5 million.
(17)	Represents the initial maturity date (or, as applicable, the maturity date as extended as of December 31, 2012). The maturity date may be extended beyond the date shown.

Other Potential Investment Opportunities

In addition to our acquisitions described above, our Advisor and its sub-advisors have identified a pipeline of multifamily development opportunities with an aggregate development budget in excess of $400 million. The following are properties we are currently actively pursuing the acquisition thereof from such pipeline and we believe are representative of the types of properties we may acquire.

Property Location	Type	Anticipated Number of Units Upon Completion	Estimated Development Budget (in millions)(1)	Estimated Equity Investment by Company (in millions)	Estimated Mortgage Financing on Project (in millions)(2)
Other Potential Investment Opportunities:
Development Property Nashville, TN(3)	Class A Multifamily	251 units	$38.0	$6.8	$26.6
Development Property Durham, NC(3)	Class A Multifamily	322 units	$38.5	$10.4	$20.7
Development Property Orlando, FL(3)	Class A Multifamily	256 units	$30.6	$5.5	$21.4
Development Property San Antonio, TX(3)	Class A Multifamily	310 units	$38.0	$10.3	$26.6

FOOTNOTES:

(1)	The estimated development budgets of the prospective investment properties include the cost of the land, construction costs, development fees, financing costs, start-up costs and initial operating deficits of the respective properties. The amounts presented do not include investment services fees that would be payable to our Advisor in connection with the acquisitions of the properties.
(2)	We anticipate that approximately 65% - 70% of the estimated development budgets of the prospective investment properties will be financed with mortgage construction financing at market rates and terms. There is no guarantee financing will be obtained or, if obtained, on what terms.
(3)	We anticipate that these prospective investment properties will be owned through separate joint ventures in which we will own an interest in excess of 50%, with terms similar to the terms of our other multifamily development projects.

We have not yet entered into a binding contract to acquire the properties identified as potential investment opportunities above. In addition, our Advisor is in the process of performing its evaluation and may not have completed its due diligence review of the property, the acquisition may not have been approved by our investment committee or our board of directors, and a financing commitment may not have been obtained from a lender. The acquisition of such properties is further contingent upon the receipt of adequate equity proceeds, and on obtaining third party financing, which may not be available on reasonable terms or at all. Therefore, there is no guarantee that we will continue to pursue these potential investments or that, if pursued, the transactions will ultimately be completed or, if completed, on the terms described above.

Liquidity and Capital Resources

General

As a REIT, we are required to distribute at least 90% of our taxable income; therefore, as with other REITs, we must obtain debt and/or equity capital in order to fund our growth. Our primary source of capital has been and is expected to continue to be proceeds we receive from our Offering and any subsequent offerings. We have engaged CNL Securities Corp. as the managing dealer (“Managing Dealer”) of our Offering for up to $1.5 billion in equity. The Offering is on a best-efforts basis and is currently ongoing until April 2013. The Follow-On Offering will not commence until the current Offering is terminated and is expected to close on or before December 31, 2013. Although the terms of the Follow-On Offering are expected to be substantially the same as our current Offering, except for the maximum share amount and the shortened duration, our board may determine to revise the terms of the Follow-On Offering prior to its effectiveness, including the offering price per share of our common stock, the termination date of the offering or determine not to commence the offering.

Our principal demands for funds have been and are expected to continue to be for:

•	development and construction costs relating to our properties under development,

•	the acquisition of additional real estate and real estate-related assets, if any,

•	the payment of offering, acquisition and operating fees and expenses,

•	the payment of debt service on our outstanding indebtedness, and

•	if we elect or are required to pay cash distributions instead of stock distributions, the payment of distributions.

Generally, once we have stabilized assets and are fully invested, we expect to meet cash needs for items other than acquisitions, acquisition-related expenses and offering costs from our cash flow from operations, and we expect to meet cash needs for acquisitions, acquisition-related expenses and offering costs from net proceeds from our equity offerings and financings. However, until such time as we are fully invested and our investments have stabilized, we have and may continue to use proceeds from our Offering and any subsequent offering, to pay a portion of our operating expenses and debt service.

Due to our investment strategy of investing in development and other growth-oriented properties, we expect to have little, if any, cash flow from operations available to pay distributions in cash until we make substantial investments and they stabilize. Therefore, we do not anticipate generating distributable earnings in the near term. As such, our board of directors has determined to issue stock distributions which allows us to preserve cash as our properties achieve stabilization. In June 2010, our board of directors authorized a daily stock distribution equal to 0.000219178 of a share of common stock on each outstanding share of common stock (which is equal to an annualized distribution of 0.08 of a share based on a 365-day calendar year), payable to all common stockholders of record as of the close of each day. Effective October 1, 2012, our board of directors authorized a monthly stock distribution equal to 0.006666667 of a share of common stock on each outstanding share of common stock (which is equal to an annualized distribution rate of 0.08 of a share based on a calendar year), payable to all common stockholders of record as of the close of business on the first day of each month and continuing for each calendar quarter until terminated or amended by our board. Effective October 2012, the shares issued pursuant to this policy will be issued on or before the last business day of the applicable calendar quarter.

If, and when, our board of directors elects to pay cash distributions, we may pay some or all of such amounts from sources other than our operations, such as from cash flows generated from financing activities, a component of which may include the proceeds of our Offering, a subsequent offering and borrowings, whether collateralized by our assets or uncollateralized. In addition, our Advisor, its affiliates or other related parties may also advance cash to us or waive or defer asset management fees or other fees in order to increase cash available to pay distributions to stockholders or to pay expenses, but are not required to do so.

For the years ended December 31, 2012, 2011 and 2010, we declared and issued 472,462 shares, 223,892 shares and 33,416 shares of common stock, respectively. The shares declared for the quarter ended December 31, 2012 were issued prior to December 31, 2012. The shares declared for the quarters ended December 31, 2011 and 2010 were issued in January 2012 and 2011, respectively. Additionally, shares issued through August 2, 2013 have been included in weighted average shares outstanding for all periods presented. Stock distributions are non-taxable to stockholders at the time of distribution. If we determine to pay cash distributions at a later date, such distributions, in whole or in part, may constitute ordinary income or a return of capital for federal tax purposes.

Although, in general, our articles of incorporation allow us to borrow up to 300% of our net assets and our board of directors has adopted a policy to permit our aggregate borrowings to approximately 75% of the aggregate value of our assets, our intent is to target our aggregate borrowings to approximately 50% to 60% of the aggregate value of our consolidated assets. However, if needed, our articles of incorporation and the borrowing policy limitation adopted by our board of directors permit borrowings up to the levels described above, and in certain circumstances, in excess of such levels if approved by the board. As of December 31, 2012, we had an aggregate debt leverage ratio of approximately 38.7% of the aggregate book value of our consolidated assets.

We, through subsidiaries of our operating partnership formed to make investments, generally will seek to borrow on a non-recourse basis, in amounts that we believe will maximize the return to our stockholders. The use of non-recourse financing allows us to improve returns to our stockholders and to limit our exposure on any investment to the amount invested. Non-recourse indebtedness means the indebtedness of the borrower or its subsidiaries is collateralized only by the assets to which such indebtedness relates, without recourse to the borrower or any of its subsidiaries, other than in the case of customary carve-outs for which the borrower or its subsidiaries act as guarantor in connection with such indebtedness, such as fraud, misappropriation, misapplication of funds, environmental conditions and material misrepresentation.

We have and intend to continue to strategically use leverage on our real properties and possibly other assets as a means of providing additional funds for the acquisition of properties and the diversification of our portfolio. Our ability to continue to obtain debt could be adversely affected by credit market conditions which result in lenders reducing or limiting funds available for loans, including loans collateralized by real estate.

Potential future sources of capital include proceeds from collateralized or uncollateralized financings from banks or other lenders and proceeds from the sale of properties or other assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

The number of properties and other permitted investments we may acquire will depend on the number of shares sold through our Offering and the Follow-On Offering, if pursued, and the resulting amount of the net proceeds available for investment. If we do not pursue the Follow-On Offering, or if we pursue the Follow-On Offering but the number of shares sold is substantially less than the maximum offering amount, we will not have sufficient capital to acquire additional investments or the number of additional investments will be limited unless we obtain additional debt or equity capital.

Our board of directors will consider strategic alternatives for future liquidity options, including our sale or the sale of all of our assets, merger opportunities or the listing of the shares of our common stock on a national securities exchange. Although our board of directors is not required to recommend a liquidity event by any certain date, based on our current plans to complete our offering stage on or before December 31, 2013 and the estimated time needed to complete our acquisition phase and have our assets stabilize, we currently anticipate our board of directors will begin considering strategic alternatives for liquidity in 2014.

Sources of Liquidity and Capital Resources

Common Stock Offering

As indicated above, to date, our main source of capital has been proceeds of our Offering. For the years ended December 31, 2012, 2011 and 2010, we received offering proceeds of approximately $27.3 million, $27.7 million and $12.6 million, respectively. During the period January 1, 2013 through March 12, 2013, we received additional subscriptions proceeds of approximately $10.6 million (1.1 million shares) from our Offering.

We anticipate that we will continue to receive proceeds from our Offering until the earlier of the date our Follow-On Offering is declared effective or April 7, 2013. Our Follow-On Offering will not commence until after the close of our current Offering and is expected to close on or before December 31, 2013. Our Follow-On Offering has not yet been declared effective by the SEC and there is no guarantee we will ultimately pursue such offering. In addition, although we currently anticipate the terms of the Follow-On Offering will be substantially the same as our current Offering, except for the stated maximum amount of shares and shorter duration, our board of directors may determine to change the terms of the offering prior to effectiveness, including the offering price of shares of our common stock, the total amount of shares offered, the termination date of the offering or determine not to commence the offering. As described above, if we do not pursue the Follow-On Offering, or if we pursue the Follow-On Offering but the number of shares sold is substantially less than the maximum offering amount, we will not have sufficient capital to acquire additional investments or the number of additional investments will be limited unless we obtain additional debt or equity capital.

Borrowings

During the years ended December 31, 2012 and 2011, we borrowed approximately $36.6 million and $0.2 million, respectively, in connection with construction draws relating to our development properties and approximately $0.7 million and $7.0 million, respectively, related to our Gwinnett Center mortgage note payable. As of December 31, 2012 and 2011, we had an aggregate debt leverage ratio of approximately 38.7% and 17.3%, respectively. As of December 31, 2012, we were in compliance with all applicable debt covenants.

In connection with the development of our current multifamily properties, we expect to borrow additional amounts to fund development costs up to the remaining maximum capacity under the loans of $104.5 million over the next 18 months. In addition, in connection with any additional acquisitions of multifamily development projects, we expect to obtain construction financing for approximately 65% to 70% of the applicable development budgets. In addition, we anticipate borrowing up to an additional $3.5 million under the loan for Gwinnett Center in connection with leasing costs related to the property.

Generally, our construction financing for our multifamily development projects is for a term of three years, extendable for up to an additional two years. Generally, we expect to consider refinancing our construction debt prior to the initial maturity date as each development property stabilizes. In connection therewith, we have received a term sheet from a lender in connection with obtaining permanent financing of approximately $28.5 million for our Long Point Property. If obtained, the loan is expected to be at a variable rate and have a loan-to-value ratio of approximately 70%. Although there is no guarantee we will obtain such refinancing, in the event we close on the loan, we anticipate approximately $21.4 million of the proceeds would be used to repay the outstanding balance on the construction loan for the Long Point Property, accrued interest and loan costs associated with the permanent financing, approximately $0.4 million of the loan proceeds would be paid as a return of capital to our joint venture partner and the remainder would be available for us. We currently anticipate that we would use such proceeds to invest in an additional multifamily development project. The loan closing is subject to various conditions, including completion of underwriting by the lender and approval by our board of directors; therefore, there is no assurance we will obtain such financing.

During the years ended December 31, 2012 and 2011, we paid loan costs totaling approximately $1.2 million and $0.4 million, respectively, in connection with our indebtedness.

For additional information on our borrowings, see “Indebtedness” above.

Capital Contributions from Noncontrolling Interests

During the years ended December 31, 2012 and 2011, our co-venture partners made capital contributions aggregating approximately $9.3 million and $0.1 million, respectively. In accordance with the terms of our joint venture agreements relating to the multifamily development properties, our co-venture partners have commitments aggregating approximately $4.3 million as of December 31, 2012. These amounts, as well as amounts previously funded, will be, or have been used to fund part of the land acquisition and initial development costs of the development projects. In connection with any additional multifamily development properties we acquire, we expect to enter into joint venture arrangements with terms similar to the ones in place as of December 31, 2012, whereby our co-venture partner is responsible for their pro rata share of the equity investment in the property.

Uses of Liquidity and Capital Resources

Acquisition and Development of Properties

During the year ended December 31, 2012, we acquired five development properties through five separate joint ventures which are variable interest entities and we are the primary beneficiaries. See “Our Real Estate Portfolio” above for information on properties acquired.

During the year ended December 31, 2012, we funded approximately $69.8 million in development costs related to our multifamily development projects. Development of our Long Point Property was completed in November 2012. Pursuant to the development agreements for the five properties under development as of December 31, 2012, we had commitments to fund approximately $111.4 million in additional development and other costs. We expect to fund the remaining development costs primarily from the construction loans on each property, as described above under “Indebtedness.”

During the year ended December 31, 2012, we funded approximately $0.3 million in lease costs and $0.7 million in capital expenditures at Gwinnett Center. We expect to incur additional leasing commissions on Gwinnett Center in connection with the continued lease up on the property.

We expect to continue acquiring and developing properties in 2013.

Stock Issuance and Offering Costs

Under the terms of the Offering, certain affiliates are entitled to receive selling commissions and a marketing support fee of up to 7% and 3%, respectively, of gross offering proceeds on shares sold. In addition, affiliates are entitled to reimbursement of actual expenses incurred in connection with the Offering, such as filing fees, legal, accounting, printing, and due diligence expense reimbursements, which are recorded as stock issuance and offering costs and deducted from stockholders’ equity. In accordance with our articles of incorporation, the total amount of selling commissions, marketing support fees, and other organizational and offering costs paid by us may not exceed 15% of the aggregate gross offering proceeds. Offering costs are generally funded by our Advisor and subsequently reimbursed by us subject to this limitation.

During the years ended December 31, 2012, 2011 and 2010, we paid approximately $4.0 million, $4.1 million and $1.8 million, respectively, in stock issuance and offering costs. As of December 31, 2012, the Advisor had incurred on our behalf approximately $7.6 million of additional costs in connection with our offerings exceeding the 15% limitation on expenses. To the extent they are within the 15% limitation, some or all of these costs are expected to be recognized by us in future periods as we receive future offering proceeds.

Net Cash Used in Operating Activities

During the years ended December 31, 2012, 2011 and 2010, we used approximately $0.9 million, $1.3 million and $0.8 million, respectively, of net cash in operating activities. For the years ended December 31, 2012 and 2011, cash was primarily used to fund general and administrative expenses in excess of our net operating income from our property investments for the period. Due to the fact that the majority of our properties are under development, our properties are not yet stabilized and net operating income from our properties is not yet sufficient to fund all of our expenses, we have funded a portion of our operating expenses with Offering proceeds. Until we generate sufficient net operating income from our investments, we expect to continue to fund all or a portion of our expenses with Offering proceeds.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and the notes thereto.

Results of Operations –

As of December 31, 2012, we owned seven real estate assets, as follows:

•	Long Point Property – a multifamily development project located in Mount Pleasant, South Carolina, consisting of 258 Class A garden-style apartments. As of November 9, 2012, all buildings were operational and the asset was 86% leased as compared to an original expectation of 39% at that stage. As of December 31, 2012, the property was approximately 92% occupied and approximately 94% leased. Our expectation is that the property will be stabilized and fully leased by the end of the first quarter of 2013. Because we anticipate the property achieving a stabilized occupancy of 94% eight months in advance of our original expectations, we anticipate total revenues of the property in 2013 to be approximately $4.3 million. This is 57% higher than our original 2013 projections. Property expenses are anticipated to be approximately $1.6 million and interest expense on the debt related to the property is anticipated to be approximately $0.7 million. Additionally, per unit rates have averaged $1,284 to date, a 16.7% increase over our original expectation at this stage.

•	Gwinnett Center – an approximate 264,000 square foot multi-tenant, three-building office complex in Atlanta, Georgia, that was a lender owned, or a “REO,” property, which we were able to acquire at a substantial discount to its replacement cost. It is approximately 47% leased to 33 tenants with remaining lease terms expiring at various times during the next six years. At this stage of the project, we had anticipated the property to be 41% leased. Certain tenants have lease renewal options ranging from one to six years following the expiration of the current terms. Due to the fact that the Company determined to pursue the sale of this property as of June 30, 2013, it has been presented as held for sale, and the results of its operations treated as discontinued operations, in the accompanying financial statements.

•	Whitehall Property – a multifamily development project located in southwest Charlotte, North Carolina, to consist of 298 Class A garden-style apartments which are expected to be completed in the second quarter of 2013. As of December 31, 2012, the property was approximately 5% occupied, and approximately 20% leased. Through December 31, 2012, the project was developing in line with management’s expectations, both as to cost and timing.

•	Crosstown Property – a multifamily development project of a Class A garden-style community located in the southeast section (Brandon area) of Tampa, Florida, to consist of 14 three-story buildings totaling 344 apartment homes which are expected to be completed in the fourth quarter of 2013. Through December 31, 2012, the project was developing in line with management’s expectations, both as to cost and timing.

•	Circle Alexander Village Property – a 320-unit Class A garden-style apartment multifamily development project on approximately 22.43 acres, targeted for completion in the second quarter of 2014.

•	Aura Castle Hills Property – a 316-unit Class A garden-style apartment multifamily development project on approximately 16 acres, scheduled to be completed in the second quarter of 2014.

•	Aura Grand Corner Property – a 291-unit Class A garden-style apartment multifamily development project on approximately 14.5 acres, targeted for completion in the third quarter of 2014.

Our results of operations for the respective periods presented reflect increases in most categories due to the growth of our portfolio. Management expects increases in revenues and operating expenses as our existing multifamily development properties become operational over the next 18 months. In addition, although we are seeking to lease up the existing vacancies at Gwinnett Center, due to the leases scheduled to expire over the next 12 to 18 months, we do not expect significant increases in revenues at that property in 2013.

Comparison of the fiscal year ended December 31, 2012 to the fiscal year ended December 31, 2011

Revenues. Rental income and tenant reimbursements from continuing operations were approximately $1.4 million and $0 for the years ended December 31, 2012 and 2011, respectively. Rental income from continuing operations increased approximately $1.4 million is due to our Long Point Property, which opened in phases beginning in the second quarter and became fully operational in November. Based on the current lease rates and stabilized occupancy, we anticipate rental revenue from our Long Point Property will be approximately $4.3 million in 2013.

We expect additional increases in revenue in 2013 as certain of our properties currently under development become operational.

Property Operating Expenses. Property operating expenses from continuing operations for the years ended December 31, 2012 and 2011 were $0.9 million and $0, respectively. These expenses include approximately $0.8 million in property operating expenses related to our Long Point Property, which opened in phases beginning in the second quarter and became fully operational in November. We also incurred approximately $0.1 million in pre-opening costs relating to our Whitehall Property, which will open in phases, with the first buildings having just become operational late in December 2012. Property operating expenses are expected to increase in 2013 as the Long Point Property is operational for the full year, Whitehall is completed and fully operational and as additional properties under development become operational.

General and Administrative Expenses. General and administrative expenses from continuing operations for the years ended December 31, 2012 and 2011 were approximately $1.7 million and $1.3 million, respectively. General and administrative expenses were comprised primarily of reimbursable personnel expenses of affiliates of our Advisor, directors’ and officers’ insurance, accounting and legal fees, and board of directors’ fees. For the year ended December 31, 2012 as compared to 2011, general and administrative expenses increased 31% primarily as a result of the additional legal, accounting and other professional services necessary to account and report on our growing portfolio of assets. We anticipate that we will continue to see an increase in general and administrative expenses as we acquire additional properties and grow, however, the increase should be relatively insignificant and generally offset by efficiencies we realize as our properties become operational and stabilize.

Acquisition Fees and Expenses. We incurred approximately $2.2 million and $0.5 million in acquisition fees and expenses from continuing operations during the years ended December 31, 2012 and 2011, respectively, including approximately $2.1 million and $0.5 million for the years ended December 31, 2012 and 2011, respectively, which were capitalized as part of the costs of our properties under development. We expect to continue to incur acquisition fees, consisting primarily of investment services fees and other acquisition expenses in the future as we purchase additional real estate properties. However, we expect acquisition fees and expenses incurred on properties to be developed to continue to be capitalized as part of the cost of the development.

Asset Management Fees. We incurred approximately $0.2 million and $0.03 million in asset management fees from continuing operations payable to our Advisor during the years ended December 31, 2012 and 2011, respectively, of which approximately $0.1 million and $0.03 million, respectively, were capitalized as part of the cost of our properties that were under development. We incur asset management fees at an annual rate of approximately 1% of the amount of our real estate assets under management; therefore, we expect increases in asset management fees in the future as our multifamily projects become fully developed and we purchase additional real estate properties. However, we expect amounts incurred on properties under development to continue to be capitalized as part of the cost of the development until such time as the applicable property becomes operational.

Property Management Fees. We incurred approximately $0.1 million and $0 in property management from continuing operations fees during the years ended December 31, 2012 and 2011, respectively, as a result of the management of our Long Point Property, which opened in phases during 2012 beginning in the second quarter and became fully operational in November 2012. Property management fees are generally equal to 2.75% to 3.5% of property revenues; therefore, we expect increases in these fees as property revenues increase in 2013.

Depreciation. Depreciation from continuing operations for the years ended December 31, 2012 and 2011 was approximately $0.5 million and $0, respectively, and was comprised of depreciation of the buildings and improvements related to our Long Point Property, which opened in phases during 2012 beginning in the second quarter and became fully operational in November 2012. We expect increases in depreciation in 2013 as the Long Point Property is operational for a full year and other development properties become operational.

Interest Expense and Loan Cost Amortization. During the years ended December 31, 2012 and 2011, we incurred approximately $0.7 million and $0, respectively, of interest expense and loan cost amortization from continuing operations relating to debt outstanding on our properties, all of which was capitalized as development costs relating to our properties under development. We expect interest expense to continue to increase over the next 12 to 18 months as we continue to borrow under our construction loans to fund our existing development costs for our existing multifamily development properties. In addition, to the extent we acquire additional properties, we expect to fund such acquisitions and development projects with approximately 65% to 70% leverage. We expect to continue to capitalize interest expense and loan cost amortization incurred as costs relating to our development properties. As our development properties become operational, we expect that these expenses will be recognized in our consolidated statement of operations, as opposed to capitalized, as our weighted average expenditures on development properties decrease as assets are placed in service.

2%/25% Limitation

We incur operating expenses which, in general, are expenses relating to our administration on an ongoing basis. Pursuant to the advisory agreement, the Advisor shall reimburse us the amount by which the total operating expenses paid or incurred by us exceed, in any four consecutive fiscal quarters (the “Expense Year”) commencing with the Expense Year ended December 31, 2011, the greater of 2% of average invested assets or 25% of net income (as defined in the advisory agreement) (the “Limitation”), unless a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

For the Expense Years ended December 31, 2012 and 2011, we incurred $0.8 million and $1.2 million, respectively, of operating expenses in excess of the Limitation. Our independent directors determined that such amounts were justified based on a number of factors including:

•	The time necessary to educate financial advisors and investors about the growth-orientation of us, and our complimentary stock distribution,

•	Our strategy of investing in assets that require repositioning or development and the timing and amount of its initial investments, and

•	The operating expenses necessary as a public company.

Discontinued Operations. For the year ended December 31, 2012, loss from discontinued operations related to the Gwinnett Center that we have classified as held for sale due to the determination to sell this property as of June 30, 2013, included operating revenues of approximately $1.9 million, offset by operating expenses (excluding depreciation and amortization expense) of approximately $1.5 million and depreciation and amortization expenses of $1.5 million. For the year ended December 31, 2011, loss from discontinued operations for the Gwinnett Center included operating revenues of approximately $0.4 million, offset by operating expenses (excluding depreciation and amortization expense) of approximately $0.7 million and depreciation and amortization expense of $0.3 million.

Operating revenues relating to the Gwinnett Center increased approximately $1.5 million due to Gwinnett Center being owned for the entire period in 2012 compared to only the fourth quarter of 2011. Additionally, we have increased occupancy at Gwinnett Center since we acquired the property, resulting in a net 6% increase to 47% at December 31, 2012, compared to 41% when acquired in October 2011.

Operating expenses and depreciation and amortization expense relating to Gwinnett Center for 2012 increased approximately $0.8 million and $1.2 million, respectively, due to Gwinnett Center being owned for the entire period in 2012 compared to only the fourth quarter of 2011.

Fiscal year ended December 31, 2011 as compared to the period April 26, 2010 (the date we commenced operations) through December 31, 2010

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2011 and the period April 26, 2010 (the date we commenced operations) through December 31, 2010 were approximately $1.3 million and $1.4 million, respectively. General and administrative expenses were comprised primarily of reimbursable personnel expenses of affiliates of our Advisor, directors’ and officers’ insurance, accounting and legal fees, and board of directors’ fees.

Acquisition Fees and Expenses. We incurred approximately $0.5 million in acquisition fees and expenses from continuing operations during the year ended December 31, 2011, all of which was capitalized as part of the costs of the Long Point Property which was under development. The acquisition fees and expenses paid in 2011 consisted primarily of investment services fees paid to our Advisor in connection with our acquisition of our Long Point Property.

Asset Management Fees. We incurred approximately $0.03 million in asset management fees from continuing operations payable to our Advisor during the year ended December 31, 2011, all of which was capitalized as part of the costs of the Long Point Property. There were no asset management fees for the period April 26, 2010 (the date we commenced operations) through December 31, 2010.

Discontinued Operations. For the year ended December 31, 2011, loss from discontinued operations related to the Gwinnett Center that we have classified as held for sale due to the determination to sell this property in May 2013, included operating revenues of approximately $0.4 million offset by operating expenses (excluding depreciation and amortization expense) of approximately $0.7 million and depreciation and amortization expense of approximately $0.3 million. There were no operating revenues or expenses from the Gwinnett Center for the period April 26, 2010 (the date we commenced operations) through December 31, 2010.

The Gwinnett Center was acquired on October 17, 2011 and was only 42% leased as of December 31, 2011; therefore, the operating revenues attributable to it, as well as the operating expenses and depreciation and amortization expense, represented only a portion of for a year.

We are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of properties and other permitted investments, other than those disclosed in this Annual Report including those referred to in the risk factors identified in the “Risk Factors.”

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the “White Paper.” The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, real estate asset impairment write-downs, depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.

We may, in the future, make other adjustments to net loss in arriving at FFO as identified above at the time that any such other adjustments become applicable to our results of operations. FFO, for example, may exclude impairment charges of real estate-related investments. Because GAAP impairments represent non-cash charges that are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe FFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rates, occupancy and other core operating fundamentals. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance. While impairment charges may be excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. In addition, FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

Accordingly, we believe that in order to facilitate a clear understanding of our operating performance between periods and as compared to other equity REITs, FFO should be considered in conjunction with our net income (loss) and cash flows as reported in the accompanying consolidated financial statements and notes thereto. FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income (loss)), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income (loss) determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies.

The following table presents a reconciliation of net loss to FFO for the years ended December 31:

	2012	2011	2010
Net loss attributable to common stockholders	$(3,123,952)	$(2,009,251)	$(1,402,979)
Adjustments:
Depreciation and amortization:
Continuing operations	263,045	—	—
Discontinued operations	1,514,477	292,548	—

FFO	$(1,346,430)	$(1,716,703)	$(1,402,979)

Weighted average number of shares of common stock outstanding (basic and diluted)	6,616,967	3,794,022	1,797,751

Net loss per share (basic and diluted)	$(0.47)	$(0.53)	$(0.78)

FFO per share (basic and diluted)	$(0.20)	$(0.45)	$(0.78)

The following table presents a reconciliation of net loss to FFO for the quarters ended:

	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Net loss attributable to common stockholders	$(830,971)	$(1,038,792)	$(781,364)	$(472,825)
Adjustments:
Depreciation and amortization:
Continuing operations	—	13,471	87,365	162,209
Discontinued operations	425,345	395,252	383,790	310,090

FFO	$(405,626)	$(630,069)	$(310,209)	$(526)

Weighted average number of shares of common stock outstanding (basic and diluted)	5,524,668	6,387,742	7,015,219	7,530,117

Net loss per share (basic and diluted)	$(0.15)	$(0.16)	$(0.11)	$(0.06)

FFO per share (basic and diluted)	$(0.07)	$(0.10)	$(0.04)	$—

	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Net loss attributable to common stockholders	$(278,593)	$(309,574)	$(442,097)	$(978,987)
Adjustments:
Depreciation and amortization:
Continuing operations	—	—	—	—
Discontinued operations	—	—	—	292,548

FFO	$(278,593)	$(309,574)	$(442,097)	$(686,439)

Weighted average number of shares of common stock outstanding (basic and diluted)	2,722,595	3,517,456	4,199,048	4,714,575

Net loss per share (basic and diluted)	$(0.10)	$(0.09)	$(0.11)	$(0.21)

FFO per share (basic and diluted)	$(0.10)	$(0.09)	$(0.11)	$(0.15)

Off Balance Sheet Arrangements

As of December 31, 2012, we had no off balance sheet arrangements.

Contractual Obligations

As of December 31, 2012, we were subject to contractual payment obligations as described in the table below.

	Payments Due by Period
	Less than 1 year	Years 1 - 3	Years 3 - 5	More than 5 years	Total
Development contracts on development properties (1)	$85,100,000	$34,100,000	$—	$—	$119,200,000
Mortgage note payable (principal and interest) (2)	402,896	8,036,848	—	—	8,439,744
Construction notes payable (principal and interest) (2)	1,091,103	37,573,644	—	—	38,664,747

	$86,593,999	$79,710,492	$—	$—	$166,304,491

FOOTNOTE:

(1)	The amounts presented above represent accrued development costs as of December 31, 2012 and development costs, including start-up costs, not yet incurred of the aggregate budgeted development costs in accordance with the development agreements, and the expected timing of such costs.
(2)	For purposes of this table, management has assumed the mortgage and construction notes payable are repaid as of the initial maturity dates and are not extended beyond such dates as allowed pursuant to the loan agreements.

Related Party Arrangements

We have entered into agreements with our Advisor and its affiliates, whereby we have agreed to pay certain fees to, or reimburse certain expenses of, our Advisor or its affiliates for acquisition and advisory services, organization and offering costs, selling commissions, marketing support fees, asset and property management fees and reimbursement of operating costs. See Item 8. “Financial Statements and Supplementary Data” for a discussion of the various related party transactions, agreements and fees.

Critical Accounting Policies and Estimates

Below is a discussion of the accounting policies that management believes are critical to our operations. We consider these policies critical because they involve difficult management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. Our most sensitive estimates involve the determination of whether an entity should be consolidated, and the capitalization of costs associated with our development properties.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts, the accounts of our wholly owned subsidiaries or subsidiaries for which we have a controlling interest, the accounts of variable interest entities in which we are the primary beneficiary, and the accounts of other subsidiaries over which we have control. All material intercompany accounts and transactions have been eliminated in consolidation. The determination of whether we are the primary beneficiary is based on a combination of qualitative and quantitative factors which require management in some cases to estimate future cash flows or likely courses of action.

Real Estate

Upon the acquisition of operating properties, we estimate the fair value of acquired tangible assets (consisting of land, building and improvements, and tenant improvements) and identifiable intangible assets (consisting of above- and below-market leases and in-place leases), and allocate the purchase price to assets acquired and liabilities assumed. In estimating the fair value of the tangible and intangible assets acquired, we consider information obtained about each property as a result of our Advisor’s due diligence and utilize various valuation methods, such as estimated cash flow projections using appropriate discount and capitalization rates, estimates of replacement costs net of depreciation and available market information.

The fair value of the tangible assets of an acquired leased property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on the determination of the fair values of these assets.

Above- and below-market lease values are recorded based on the present value of the difference between the contractual rents to be paid and management’s estimate of the fair market lease rates for each in-place lease. The purchase price is further allocated to in-place lease values based on management’s evaluation of the specific characteristics of the acquired lease. Factors considered include estimates of carrying costs during hypothetical expected lease up periods, including estimates of lost rental income during the expected lease up periods, and costs to execute similar leases such as leasing commissions, legal and other related expenses.

Our office buildings owned at December 31, 2012, are leased to tenants whereby certain tenants are responsible for some of the operating expenses relating to the property. These leases, as well as the residential leases at our multifamily properties, are accounted for using the operating method. Under the operating method, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease.

Most of our leases at our office buildings involve some form of improvements to leased space. When we are required to provide improvements under the terms of a lease, we determine whether the improvements constitute landlord assets or tenant assets. If the improvements are landlord assets, we capitalize the cost of the improvements and recognize depreciation expense associated with such improvements over the term of the lease. If the improvements are tenant assets, we defer the cost of improvements funded by us as a lease incentive asset and amortize it over the lease term as a reduction of rental income.

In determining whether improvements constitute landlord or tenant assets, we consider numerous factors that may require subjective or complex judgments, including: whether the improvements are unique to the tenant or reusable by other tenants; whether the tenant is permitted to alter or remove the improvements without our consent or without compensating us for any lost fair value; whether the ownership of the improvements remains with us or remains with the tenant at the end of the lease term; and whether the economic substance of the lease terms is properly reflected.

Buildings and improvements are depreciated on the straight-line method over their estimated useful lives, which generally are 39 and 15 years, respectively. Tenant improvements are depreciated on the straight-line method over the shorter of the useful life of the assets or the term of the lease.

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized.

Real Estate Under Development

We record acquisition and development costs of properties that are under development at cost, including acquisition fees and closing costs incurred. The cost of real estate under development includes direct and indirect costs of development, including interest and miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. In addition, during active development, all operating expenses related to the project, including property expenses such as real estate taxes, are capitalized rather than expensed and incidental revenue is recorded as a reduction of capitalized project (i.e., construction) costs. Preleasing costs are expensed as incurred.

Real Estate Held For Sale

Real estate that is classified as held for sale consists of property that the Company intends to sell. Once the Company determines that an asset is held for sale, it discontinues recording depreciation and amortization expense, and the asset is recorded at the lower of net carrying value or fair value (less costs to sell). The Company classifies its real estate held for sale as discontinued operations.

Intangible Assets

Amortization of intangible assets is computed using the straight-line method of accounting over the respective lease term or estimated useful life. Above-market or below-market lease intangibles are amortized to rental income over the estimated remaining term of the respective leases, including consideration of any renewal options on below-market leases. In-place lease intangibles are amortized over the remaining terms of the respective leases. If a lease were to be terminated prior to its scheduled expiration, all unamortized costs relating to that lease will be expensed. Intangible assets are evaluated for impairment on an annual basis or upon a triggering event.

Capitalized Interest

We capitalize interest as a cost of development using the weighted average interest rate of our total outstanding indebtedness and based on our weighted average expenditures of our development projects for the period. Capitalization of interest for a particular development project ceases when the project is substantially complete and ready for occupancy.

Impairment of Real Estate Assets

Real estate assets are reviewed on an ongoing basis to determine whether there are any indicators, including property operating performance and general market conditions, that the value of the real estate properties (including any related amortizable intangible assets or liabilities) may be impaired. To assess if a property value is potentially impaired, management compares the estimated current and projected undiscounted cash flows, including estimated net sales proceeds, of the property over its remaining useful life, to the net carrying value of the property. Such cash flow projections consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. In the event that the carrying value exceeds the undiscounted operating cash flows, we would recognize an impairment provision to adjust the carrying value of the asset to the estimated fair value of the property.

In evaluating our real estate assets for impairment, management will make several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during our ownership and the projected sales price of each of the properties. If we used different estimates and assumptions, the carrying value might vary significantly, which could be material to our financial statements.

Income Taxes

We elected to be taxed as a REIT starting with our taxable year ended December 31, 2010. As a REIT, we are subject to a number of organizational and operational requirements, including the requirement to make distributions to our stockholders each year in the amount of at least 90 percent of our REIT taxable income (without capital gains). Generally, we will not be subject to U.S. federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders. As a REIT, we may be subject to certain foreign, state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, then we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether we would be entitled to this statutory relief.

Recent Accounting Pronouncements

See Item 8. “Financial Statements and Supplementary Data” for information about the impact of recent accounting pronouncements.

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CNL GROWTH PROPERTIES, INC.

(FORMERLY GLOBAL GROWTH TRUST, INC.) AND SUBSIDIARIES

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders of CNL Growth Properties, Inc. (formerly Global Growth Trust, Inc.) and Subsidiaries:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of CNL Growth Properties, Inc. (formerly Global Growth Trust, Inc.) and its subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

March 21, 2013, except for the effects of discontinued operations discussed in Note 6 to the consolidated financial statements and except for the effects of stock distributions discussed in Note 13 to the consolidated financial statements, as to which the date is August 8, 2013

CNL GROWTH PROPERTIES, INC. (FORMERLY GLOBAL GROWTH TRUST, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS
Real estate assets:
Operating real estate assets, net (including VIEs $36,691,468 and $0, respectively)	$37,644,006	$—
Construction in process, including land (including VIEs $44,665,596 and $8,380,589, respectively)	47,097,915	8,952,920

Total real estate assets, net	84,741,921	8,952,920
Real estate held for sale	13,225,739	13,817,701
Cash and cash equivalents (including VIEs $734,094 and $49,270, respectively)	14,996,307	18,032,784
Loan costs, net (including VIEs $1,150,324 and $146,698, respectively)	1,260,849	315,930
Other assets (including VIEs $397,400 and $102,101, respectively)	544,084	205,969
Deferred rent (including VIEs $121,789 and $0, respectively)	121,789	—

Total Assets	$114,890,689	$41,325,304

LIABILITIES AND EQUITY
Liabilities:
Mortgage and construction notes payable (including VIEs $36,750,983 and $167,680, respectively)	$44,479,650	$7,178,984
Accrued development costs (including VIEs $7,579,208 and $1,364,406, respectively)	7,579,208	1,364,406
Due to related parties	1,179,810	817,389
Accounts payable and other accrued expenses (including VIEs $147,420 and $0, respectively)	466,105	333,812
Other liabilities (including VIEs $30,658 and $0, respectively)	739,276	184,852

Total Liabilities	54,444,049	9,879,443

Commitments and contingencies (Note 10)
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share, authorized and unissued 200,000,000 shares	—	—
Common stock, $0.01 par value per share, 1,120,000,000 shares authorized; 7,522,035 and 4,314,917 issued and 7,456,989 and 4,314,917 outstanding, respectively, including 358,669 shares declared as stock distributions and distributed through August 2, 2013	74,570	43,149
Capital in excess of par value	57,058,592	34,457,642
Accumulated deficit	(6,536,182)	(3,412,230)

Total Stockholders’ Equity	50,596,980	31,088,561
Noncontrolling interests	9,849,660	357,300

Total Equity	60,446,640	31,445,861

Total Liabilities and Equity	$114,890,689	$41,325,304

The abbreviation VIEs above means Variable Interest Entities.

See accompanying notes to consolidated financial statements.

CNL GROWTH PROPERTIES, INC. (FORMERLY GLOBAL GROWTH TRUST, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011	2010
Revenues:
Rental income from operating leases	$1,386,226	$—	$—

Total revenues	1,386,226	—	—

Expenses:
Property operating expenses	886,573	—	—
General and administrative	1,743,619	1,336,383	1,394,462
Acquisition fees and expenses	75,260	27,493	8,517
Asset management fees	105,820	—	—
Property management fees	98,450	—	—
Depreciation	472,616	—	—

Total expenses	3,382,338	1,363,876	1,402,979

Operating loss	(1,996,112)	(1,363,876)	(1,402,979)

Other income:
Interest and other income	929	315	—

Total other income	929	315	—

Loss from continuing operations	(1,995,183)	(1,363,561)	(1,402,979)
Loss from discontinued operations	(1,141,304)	(645,690)	—

Net loss including noncontrolling interests	(3,136,487)	(2,009,251)	(1,402,979)
Net loss from continuing operations attributable to noncontrolling interests	(12,535)	—	—

Net loss attributable to common stockholders	$(3,123,952)	$(2,009,251)	$(1,402,979)

Net loss per share of common stock (basic and diluted):
Continuing operations	$(0.30)	$(0.36)	$(0.78)
Discontinued operations	(0.17)	(0.17)	—

Net loss per share of common stock	$(0.47)	$(0.53)	$(0.78)

Weighted average number of shares of common stock outstanding (basic and diluted)	6,616,967	3,794,022	1,797,751

See accompanying notes to consolidated financial statements.

CNL GROWTH PROPERTIES, INC. (FORMERLY GLOBAL GROWTH TRUST, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Common Stock		Capital in		Total
	Number of Shares	Par Value	Excess of Par Value	Accumulated Deficit	Stockholders’ Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2009	22,222	$222	$199,778	$—	$200,000	$—	$200,000
Subscriptions received for common stock through public offering	1,264,974	12,650	12,583,215	—	12,595,865	—	12,595,865
Stock issuance and offering costs	—	—	(1,840,891)	—	(1,840,891)	—	(1,840,891)
Stock distributions	33,416	334	(334)	—	—	—	—
Net loss	—	—	—	(1,402,979)	(1,402,979)	—	(1,402,979)

Balance at December 31, 2010	1,320,612	13,206	10,941,768	(1,402,979)	9,551,995	—	9,551,995
Subscriptions received for common stock through public offering	2,770,413	27,704	27,634,767	—	27,662,471	—	27,662,471
Stock issuance and offering costs	—	—	(4,116,654)	—	(4,116,654)	—	(4,116,654)
Stock distributions	223,892	2,239	(2,239)	—	—	—	—
Contributions from noncontrolling interest	—	—	—	—	—	357,300	357,300
Net loss	—	—	—	(2,009,251)	(2,009,251)	—	(2,009,251)

Balance at December 31, 2011	4,314,917	43,149	34,457,642	(3,412,230)	31,088,561	357,300	31,445,861
Subscriptions received for common stock through public offering	2,734,656	27,346	27,271,161	—	27,298,507	—	27,298,507
Redemptions of common stock	(65,046)	(650)	(611,557)	—	(612,207)	—	(612,207)
Stock issuance and offering costs	—	—	(4,053,929)	—	(4,053,929)	—	(4,053,929)
Stock distributions	472,462	4,725	(4,725)	—	—	—	—
Contributions from noncontrolling interests	—	—	—	—	—	9,525,445	9,525,445
Distributions to noncontrolling interests	—	—	—	—	—	(20,550)	(20,550)
Net loss	—	—	—	(3,123,952)	(3,123,952)	(12,535)	(3,136,487)

Balance at December 31, 2012	7,456,989	$74,570	$57,058,592	$(6,536,182)	$50,596,980	$9,849,660	$60,446,640

See accompanying notes to consolidated financial statements.

CNL GROWTH PROPERTIES, INC. (FORMERLY GLOBAL GROWTH TRUST, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
Operating Activities:
Net loss including amounts attributable to noncontrolling interests	$(3,136,487)	$(2,009,251)	$(1,402,979)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,019,223	291,314	—
Amortization of above- and below-market leases	135,197	28,229	—
Amortization of lease costs	21,038	1,234	—
Straight line rent adjustments	(342,275)	(21,441)	—
Changes in operating assets and liabilities:
Other assets	(96,599)	(80,871)	(22,618)
Due to related parties	357,796	133,396	576,467
Accounts payable and other accrued expenses	125,508	320,177	13,063
Other liabilities	46,709	70,047	—

Net cash used in operating activities	(869,890)	(1,267,166)	(836,067)

Investing Activities:
Acquisition of properties	—	(13,985,194)	—
Development property costs, including land	(69,767,652)	(7,430,247)	—
Capital expenditures	(656,220)	(4,521)	—
Payment of lease costs	(281,924)	(12,517)	—

Net cash used in investing activities	(70,705,796)	(21,432,479)	—

Financing Activities:
Subscriptions received for common stock through public offering	27,298,507	27,662,471	12,595,865
Stock issuance and offering costs	(4,046,141)	(4,063,225)	(1,789,957)
Redemptions of common stock	(104,494)	—	—
Proceeds from mortgage and construction notes payable	37,300,666	7,178,984	—
Payment of loan costs	(1,221,479)	(361,851)	—
Contributions from noncontrolling interests	9,332,700	146,588	—
Distributions to noncontrolling interest	(20,550)	—	—

Net cash provided by financing activities	68,539,209	30,562,967	10,805,908

Net Increase (Decrease) in Cash and Cash Equivalents	(3,036,477)	7,863,322	9,969,841
Cash and Cash Equivalents at Beginning of Year	18,032,784	10,169,462	199,621

Cash and Cash Equivalents at End of Year	$14,996,307	$18,032,784	$10,169,462

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of amounts capitalized of approximately $0.8 million, $0.1 million and $0 million, respectively	$—	$—	$—

See accompanying notes to consolidated financial statements.

CNL GROWTH PROPERTIES, INC. (FORMERLY GLOBAL GROWTH TRUST, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended December 31,
	2012	2011	2010
Supplemental Disclosure of Non-Cash Investing and Financing Transactions:
Amounts incurred but not paid:
Development costs and site improvements	$7,579,208	$1,364,406	$—

Stock issuance and offering costs	$112,151	$104,363	$50,934

Redemptions of common stock	$507,713	$—	$—

Loan costs	$6,788	$—	$—

Loan cost amortization capitalized on development properties	$285,982	$49,656	$—

Liabilities assumed with purchase of real estate	$—	$114,806	$—

Noncontrolling interests non-cash contributions	$192,745	$210,712	$—

Stock distributions declared (at par)	$4,725	$2,239	$334

See accompanying notes to consolidated financial statements.

CNL GROWTH PROPERTIES, INC. (FORMERLY GLOBAL GROWTH TRUST, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

1.	Business and Organization

CNL Growth Properties, Inc. (formerly Global Growth Trust, Inc.) was organized in Maryland on December 12, 2008. The term “Company” includes, unless the context otherwise requires, CNL Growth Properties, Inc., Global Growth, LP, a Delaware limited partnership (the “Operating Partnership”), Global Growth GP, LLC, and other subsidiaries of the Company. The Company operates, and has elected to be taxed, as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2010.

The Company was formed to acquire and operate a portfolio of diverse commercial real estate and real estate-related assets on a global basis. The Company may invest in a range of real estate sectors, including office properties, retail centers, business and industrial parks (including warehouse, manufacturing and distribution facilities), multifamily properties (including student and senior housing), hospitality properties, healthcare properties and self-storage properties, as well as other classifications of commercial real estate property. The Company will focus on acquiring properties with potential for capital appreciation, such as properties to be developed or under development. Based on current domestic and international market conditions and investment opportunities, the Company has focused and expects in the near term to continue to focus on multifamily development properties located in the United States, although we may also acquire properties in other real estate sectors, as well as other classifications of commercial real estate property. In addition, depending on future investment opportunities, the Company may invest up to 30% of its assets in properties located outside of the United States.

The Company is externally advised by CNL Global Growth Advisors, LLC (the “Advisor”) and its property manager is CNL Global Growth Managers, LLC (the “Property Manager”), each of which is a Delaware limited liability company and a wholly owned affiliate of CNL Financial Group, LLC, the Company’s sponsor. CNL Financial Group, LLC is an affiliate of CNL Financial Group, Inc. (“CNL”). The Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company pursuant to an advisory agreement between the Company, the Operating Partnership and the Advisor. Substantially all of the Company’s acquisition, operating, administrative and certain property management services are provided by sub-advisors to the Advisor and sub-property managers to the Property Manager. The Company’s Advisor has subcontracted with CNL Global Growth Sub-Advisors, LLC, Macquarie Infrastructure and Real Assets, Inc. (“MIRA”) and MGPA Advisory (Singapore) Pte (“MGPA Advisory”) to perform substantially all of these functions as sub-advisors. In addition, certain unrelated sub-property managers have been engaged by the Company to provide certain property management services.

On October 20, 2009, the Company commenced its initial public offering of up to $1.5 billion of shares of common stock (150 million shares of common stock at $10.00 per share) (the “Offering”) pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended. As of December 31, 2012, the Company had received aggregate offering proceeds of approximately $67.6 million.

On October 5, 2012, the Company filed a registration statement on Form S-11 (Registration No. 333-184308) with the Securities and Exchange Commission (the “SEC”) in connection with the proposed offering of up to $200 million in shares of common stock, including shares to be issued pursuant to its distribution reinvestment plan (the “Follow-On Offering”). In conjunction with filing the Follow-On Offering, the Company extended its current Offering to the earlier of the date the Follow-On Offering is declared effective or April 7, 2013. As of the date of this filing, the registration statement for the Follow-On Offering has not been declared effective by the SEC.

As of December 31, 2012, the Company owned interests in six multifamily development joint ventures located in the United States. As of December 31, 2012, construction has been completed relating to one of the development properties and the other five were at various stages of completion, with scheduled completion dates ranging from the first quarter of 2013 to the third quarter of 2014. In addition, the Company owned 100% of a multi-tenant, three-building office complex which is classified as held for sale due to the Company’s determination to pursue the sale of the property in the second quarter of 2013.

2.	Summary of Significant Accounting Policies

Consolidation and Variable Interest Entities – The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries over which it has control. All intercompany accounts have been eliminated in consolidation. In accordance with the guidance for the consolidation of a variable interest entity (“VIE”), the Company analyzes its variable interests, including loans, leases, guarantees, and equity investments, to determine if the entity in which it has a variable interest is a VIE. The Company’s analysis includes both quantitative and qualitative reviews. The Company bases its quantitative analysis on the forecasted cash flows of the entity, and its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and financial agreements. The Company also uses its quantitative and qualitative analyses to determine if it is the primary beneficiary of the VIE, and if such determination is made, it includes the accounts of the VIE in its consolidated financial statements. In accordance with the guidance for noncontrolling interests in consolidated financial statements, references in this report to net loss do not include noncontrolling interests in the Company’s VIE’s, which the Company reports separately.

Other Comprehensive Income (Loss) – The Company has no items of other comprehensive income (loss) in the periods presented and therefore, has not included other comprehensive income (loss) or total comprehensive income (loss) in the accompanying consolidated financial statements.

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods, and the disclosures of contingent liabilities. For example, significant estimates and assumptions are made in connection with the allocation of purchase price and the analysis of real estate impairments. Actual results could differ from those estimates.

Real Estate – Upon the acquisition of operating properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements, and tenant improvements) and identifiable intangible assets (consisting of above- and below-market leases and in-place leases), and allocates the purchase price to the assets acquired and liabilities assumed. In estimating the fair value of the tangible and intangible assets acquired, the Company considers information obtained about each property as a result of its due diligence and utilizes various valuation methods, such as estimated cash flow projections using appropriate discount and capitalization rates, estimates of replacement costs net of depreciation and available market information.

The fair value of the tangible assets of an acquired leased property is determined by estimating the value of the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on the determination of the fair values of the assets.

Above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual rents to be paid pursuant to the lease and management’s estimate of the fair market lease rates for each in-place lease. The purchase price is further allocated to in-place lease intangibles based on management’s evaluation of the specific characteristics of the acquired lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, including estimates of lost rental income during the expected lease-up periods, and costs to execute similar leases such as leasing commissions, legal and other related expenses.

Most of the Company’s leases at its office buildings involve some form of improvements to leased space. When the Company is required to provide improvements under the terms of a lease, the Company determines whether the improvements constitute landlord assets or tenant assets. If the improvements are landlord assets, the Company capitalizes the cost of the improvements and recognizes depreciation expense associated with such improvements over the term of the lease. If the improvements are tenant assets, the Company defers the cost of improvements funded by the Company as a lease incentive asset and amortizes it over the lease term as a reduction of rental income.

In determining whether improvements constitute landlord or tenant assets, the Company considers numerous factors that may require subjective or complex judgments, including: whether the improvements are unique to the tenant or reusable by other tenants; whether the tenant is permitted to alter or remove the improvements without the Company’s consent or without compensating the Company for any lost fair value; whether the ownership of the improvements remains with the Company or remains with the tenant at the end of the lease term; and whether the economic substance of the lease terms is properly reflected.

Buildings and improvements are depreciated on the straight-line method over their estimated useful lives, which generally are 39 and 15 years, respectively. Tenant improvements are depreciated on the straight-line method over the shorter of the useful life of the assets or the term of the lease.

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized.

Real Estate Held for Sale – Real estate that is classified as held for sale consists of property that the Company intends to sell. Once the Company determines that an asset is held for sale, it discontinues recording depreciation, amortization and the straight-line rent adjustments, and the asset is recorded at the lower of net carrying value or fair value (less costs to sell). The Company classifies its operations of real estate held for sale as discontinued operations.

Real Estate Under Development – The Company records acquisition and development costs of properties under development at cost, including acquisition fees and expenses incurred. The cost of real estate under development includes direct and indirect costs of development, including interest and miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. In addition, during active development, all operating expenses related to the project, including property expenses such as real estate taxes, are capitalized rather than expensed and incidental revenue is recorded as a reduction of capitalized project (i.e., construction) costs. Preleasing costs are expensed as incurred.

Capitalized Interest – The Company capitalizes interest as a cost of development using the weighted average interest rate of the Company’s total outstanding indebtedness and based on its weighted average expenditures for its development properties for the period. Capitalization of interest for a particular development project ceases when the project is substantially complete and ready for occupancy. During the years ended December 31, 2012 and 2011, the Company incurred interest expense and loan cost amortization of approximately $1.2 million and $0.1 million, respectively, all of which was capitalized according to this policy.

Impairment of Real Estate Assets – Real estate assets are reviewed on an ongoing basis to determine whether there are any indicators, including property operating performance and general market conditions, that the value of the real estate properties (including any related amortizable intangible assets or liabilities) may be impaired. To assess if a property value is potentially impaired, management compares the estimated current and projected undiscounted cash flows, including estimated net sales proceeds, of the property over its remaining useful life to the net carrying value of the property. Such cash flow projections consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition, and other factors. In the event that the carrying value exceeds the undiscounted operating cash flows, the Company would recognize an impairment provision to adjust the carrying value of the asset to the estimated fair value of the property.

Cash and Cash Equivalents – Cash and cash equivalents consist of cash on hand and highly liquid investments purchased with original maturities of three months or less.

As of December 31, 2012, the Company’s cash deposits exceeded federally insured amounts. However, the Company continues to monitor the third-party depository institutions that hold the Company’s cash, primarily with the goal of safety of principal. The Company attempts to limit cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on cash.

Intangible Assets – Amortization of intangible assets is computed using the straight-line method of accounting over the respective lease term or estimated useful life. Above-market or below-market lease intangibles are amortized to rental income over the estimated remaining term of the respective leases including consideration of any renewal options on below-market leases. In-place lease intangibles are amortized over the remaining terms of the respective leases. If a lease were to be terminated prior to its scheduled expiration, all unamortized costs relating to that lease will be expensed. Intangible assets are evaluated for impairment on an annual basis or upon a triggering event. All intangible assets relate to the Gwinnet Center and have been included in real estate assets held for sale.

Rental Income from Operating Leases – Rental income related to leases is recognized on an accrual basis when due from residents or commercial tenants, on a monthly basis. Rental revenues for leases with uneven payments are recognized on a straight-line basis over the term of the lease.

Tenant Reimbursement Income – Tenant reimbursement income represents amounts tenants are required to reimburse the Company in accordance with the terms of the leases and is recognized in the period in which the related expenses are incurred. All tenant reimbursement income relates to the Gwinnet Center and has been included in loss from discontinued operations.

Acquisition Fees and Expenses – Acquisition fees and expenses, including investment services fees and expenses associated with transactions deemed to be business combinations, are expensed as incurred. Acquisition fees and expenses associated with making loans and with transactions deemed to be an asset purchase are capitalized. The Company incurred approximately $2.2 million in acquisition fees and expenses during the year ended December 31, 2012, including approximately $2.1 million, which have been capitalized as part of the costs of the properties under development. During the year ended December 31, 2011, the Company incurred approximately $0.5 million in acquisition fees and expenses, most of which related to the acquisition of the Gwinnett Center, which have been included in loss from discontinued operations.

Loan Costs – Financing costs paid in connection with obtaining debt are deferred and amortized over the estimated life of the debt using the effective interest rate method. As of December 31, 2012 and 2011, accumulated amortization of loan costs was approximately $0.3 million and $0.05 million, respectively.

Deferred Leasing Costs – The Company defers costs that it incurs to obtain new tenant leases or extend existing tenant leases and classifies these costs as intangible assets, net of accumulated amortization. The Company amortizes these costs evenly over the lease term. If a lease is terminated early, the Company will expense any applicable unamortized deferred leasing costs.

Income Taxes – The Company has elected and qualified as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations beginning with the year ended December 31, 2010. As a REIT, the Company generally is subject to federal corporate income taxes on undistributed income.

As a REIT, the Company may be subject to certain state and local taxes on its income and property, and U.S. federal income and excise taxes on its undistributed income. The Company may also be subject to foreign taxes on investments outside the U.S. based on the jurisdictions in which the Company conducts business.

As a REIT and to the extent it distributes all its taxable income, the Company will not have any federal income tax liability. As of December 31, 2012, the Company had net operating loss carryforwards of approximately $2.8 million which will begin to expire in 2030. The Company does not believe these net operating losses will be realized in the future. The Company analyzed its tax positions and determined that it has not taken any uncertain tax positions. The tax years 2009 through 2012 remain subject to examination by taxing authorities.

Net Loss per Share – Net loss per share was calculated based upon the weighted average number of shares of common stock outstanding during the periods in which the Company was operational. For purposes of determining the weighted average number of shares of common stock outstanding, stock distributions are treated as if they were issued and outstanding as of the beginning of each period presented. Therefore, the weighted average number of shares outstanding for the years ended December 31, 2012, 2011 and 2010 has been revised to include stock distributions declared and issued through August 2, 2013, as if they were outstanding as of the beginning of each period presented.

Reclassification – Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to current year presentation with no effect on previously reported net loss or stockholders’ equity.

Segment Information – Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company has determined that it operates in one business segment, real estate ownership. Accordingly, the Company does not report more than one segment.

Redemptions – Under the Company’s stock redemption plan, a stockholder’s shares are deemed to have been redeemed as of the date that the Company accepts the stockholder’s request for redemption. From and after such date, the stockholder by virtue of such redemption is no longer entitled to any rights of a stockholder in the Company, and the Company records the related obligation to make payment for the shares, which is required to occur within 30 days of the end of the month. Shares redeemed are retired and not available for reissue.

Fair Value Measurements – GAAP emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. GAAP requires the use of observable market data, when available, in making fair value measurements. Observable inputs are inputs that the market participants would use in pricing the asset or liability based on market data obtained from sources independent of the reporting entity. As a basis for considering market participant assumptions in fair value measurements, GAAP establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). The three levels of inputs used to measure fair value are as follows:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 – Unobservable inputs for the asset or liability, which are typically based on the Company’s own assumptions, as there is little, if any, related market activity.

When market data inputs are unobservable, the Company utilizes inputs that it believes reflect the Company’s best estimate of the assumptions market participants would use in pricing the asset or liability. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Adopted Accounting Pronouncements — In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”).” Effective January 1, 2012, the Company adopted this ASU. The adoption of this update did not have a material impact on the Company’s financial position, results of operations or cash flows.

Recent Accounting Pronouncements — In December 2011, the FASB issued ASU No. 2011-10, “Property, Plant, and Equipment (Topic 360): Derecognition of In Substance Real Estate—a Scope Clarification.” This update clarified the guidance in subtopic 360-20 as it applies to the derecognition of in substance real estate when the parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate because of a default by the subsidiary on its nonrecourse debt. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. The Company does not believe adoption of this update will have a material impact on the Company’s financial position, results of operations or cash flows.

3.	Acquisitions

During the year ended December 31, 2012, the Company acquired an ownership interest in five consolidated joint ventures, each of which was developing one of the following properties:

Property Name and Location	Type	Date Acquired	Ownership Interest (1)	Number of Units Upon Completion (Unaudited)	Development Budget (in millions (Unaudited) (2)	Equity Commitment by Company (in millions) (3)	Mortgage/ Construction Loan (in millions)
Whitehall Property Charlotte, NC (4)	Class A Multifamily Development	02/24/12	95%	298 units	$29.7	$7.1	$22.3
Crosstown Property Tampa, FL (5)	Class A Multifamily Development	03/27/12	60%	344 units	37.1	6.2	26.7
Circle Alexander Village Property Charlotte, NC (5)	Class A Multifamily Development	11/27/12	60%	320 units	33.6	5.2	25.0
Aura Castle Hills Property Lewisville, TX (5)	Class A Multifamily Development	11/30/12	54%	316 units	34.9	5.7	24.4
Aura Grand Corner Property Katy, TX (5)	Class A Multifamily Development	12/20/12	90%	291 units	31.8	9.3	21.5

					$167.1	$33.5	$119.9

FOOTNOTES:

(1)	In accordance with the joint venture agreements, operating cash flow will generally be distributed to the Company and the co-venture partner on a pro rata basis. Proceeds from a capital event, such as a sale of the properties, will be distributed pro rata until the members receive a specified minimum return on their invested capital and the return of their invested capital; thereafter, the co-venture partner will receive a disproportionately higher share of any remaining sale proceeds at varying levels based on the Company having received certain minimum threshold returns.
(2)	The development budgets of the multifamily development properties include the cost of the land, construction costs, development fees, financing costs, start-up costs and initial operating deficits of the respective properties. An affiliate of each co-venture partner serves as developer of the respective development project and coordinates and supervises the management and administration of the development and construction. Each developer is responsible for any cost overruns beyond the approved development budget for the applicable project and an affiliate of each co-venture partner is providing a one year construction warranty for the applicable projects.
(3)	Equity commitment by Company excludes amounts to be funded by the Company’s co-venture partners. As of December 31, 2012, the Company had funded approximately $30.0 million of its equity commitments.
(4)	Construction is scheduled to be completed in the second quarter of 2013. The purchase price of the land related to the Whitehall Property was $2.9 million.
(5)	The following presents information on the Company’s other multifamily properties that were under development as of December 31, 2012:

Name	Purchase Price of Land (in millions)	Development Budget (in millions)	Estimated Completion Date
Crosstown Property	$4.4	$37.1	Q4 2013
Circle Alexander Village Property	2.4	33.6	Q2 2014
Aura Castle Hills Property	4.5	34.9	Q2 2014
Aura Grand Corner Property	3.0	31.8	Q3 2014

	$14.3	$137.4

During the year ended December 31, 2011, the Company acquired two real estate assets, including one property through a consolidated joint venture.

Property Name and Location	Type	Date Acquired	Ownership Interest	Number of Units Upon Completion or Square Feet (Unaudited)	Development Budget or Purchase Price (in (Unaudited) (2)	Equity Commitment by Company (in millions)	Mortgage/ Construction Loan (in millions)
Long Point Property Mount Pleasant, SC (3)	Class A Multifamily Development	05/20/11	95%	258 units	$28.6	$6.8	$21.4
Gwinnett Center Duluth, GA (4)	Multi-tenant three building office complex	10/17/11	100%	263,742 sq ft	14.1	7.1	11.2

						$13.9	$32.6

FOOTNOTES:

(1)	In accordance with the joint venture agreement, operating cash flow will generally be distributed to the Company and the co-venture partner on a pro rata basis. Proceeds from a capital event, such as a sale of the properties, will be distributed pro rata until the members receive a specified minimum return on their invested capital and the return of their invested capital; thereafter, the co-venture partner will receive a disproportionately higher share of any remaining sale proceeds at varying levels based on the Company having received certain minimum threshold returns.
(2)	The development budget of the multifamily development property includes the cost of the land, construction costs, development fees, financing costs, start-up costs and initial operating deficits of the property. An affiliate of the co-venture partner serves as developer of the development project and coordinates and supervises the management and administration of the development and construction. The developer is responsible for any cost overruns beyond the approved development budget for the project and an affiliate of the co-venture partner is providing a one year construction warranty for the project.
(3)	The Long Point Property became fully operational in November 2012. The purchase price of the land related to the Long Point Property was $3.6 million.
(4)	Gwinnett Center is a three office building complex that was a lender owned, or “REO” property, which the Company was able to acquire at a substantial discount to its replacement cost. Due to continuing trends and favorable market conditions in multifamily development, and the Company’s increasing focus on multifamily development, the Company decided to pursue a potential sale of the Gwinnett Center during the second quarter of 2013; therefore, Gwinnett Center has been classified as held for sale, and its operating results presented as discontinued operations in the accompanying financial statements.

The following summarizes the Company’s allocation of the purchase price for Gwinnett Center, and the estimated fair values of the assets acquired and liabilities assumed:

Assets
Land and land improvements	$3,020,000
Buildings and improvements	7,930,000
Tenant improvements	220,000
Lease intangibles (1)	2,930,000
Liabilities
Security deposits	(114,806)

Net assets acquired	$13,985,194

FOOTNOTE:

(1)	The weighted-average amortization period on the acquired lease intangibles as of the acquisition date was 2.6 years.

4.	Variable Interest Entities

The Company has entered into six separate joint venture arrangements in connection with the development and ownership of its multifamily properties. In connection therewith, the Company determined that each of the joint ventures in which it has invested is a VIE because it believes there is insufficient equity at risk due to the development nature of each venture. As a result of rights held under each of the respective agreements, the Company has determined that it is the primary beneficiary of these VIEs and holds a controlling financial interest in the ventures due to the Company’s authority to direct the activities that most significantly impact the economic performance of the entities, as well as its obligation to absorb the losses and its right to receive benefits from the ventures that could potentially be significant to the entity. As such, the transactions and accounts of the six joint ventures are included in the accompanying consolidated financial statements. The creditors of the VIEs do not have general recourse to the Company.

5.	Real Estate Assets

As of December 31, 2012 and 2011, real estate assets consisted of the following:

	December 31, 2012	December 31, 2011
Operating real estate assets:
Land and land improvements	$7,929,051	$—
Buildings and improvements	26,507,235	—
Furniture, fixtures and equipment	3,680,334	—
Less: accumulated depreciation	(472,614)	—

Operating real estate assets, net	37,644,006	—
Construction in process, including land	47,097,915	8,952,920

Total real estate, net	$84,741,921	$8,952,920

For the years ended December 31, 2012 and 2011, depreciation expense on the Company’s real estate assets was approximately $0.5 million and $0, respectively

6.	Real Estate Held for Sale

In 2011, the Company acquired the Gwinnett Center, a three building office complex that was a lender owned, or “REO” property, at a considerable discount with the investment objective of increasing net operating income through the lease-up of existing vacancies and repositioning of the property. As of June 30, 2013, due to continuing trends and favorable market conditions in multi-family development, and the Company’s increasing focus on multi-family development, the Company decided to pursue a potential sale of the Gwinnett Center. When the Company establishes its intent to sell a property, all operating results relating to the property and the ultimate gain or loss on disposition of the property are treated as discontinued operations for all periods presented. These financial statements reflect reclassifications of rental related income, interest expense and other categories from net income (loss) from continuing operations to income (loss) from discontinued operations.

As of December 31, 2012 and 2011, real estate held for sale consisted of the following:

	December 31, 2012	December 31, 2011
Land and land improvements	$3,034,189	$3,020,000
Buildings and improvements	7,996,278	7,930,000
Tenant improvements	514,128	224,521
Furniture, fixtures and equipment	238,395	—
Less: accumulated depreciation and amortization	(400,692)	(48,304)

Operating real estate held for sale	11,382,298	11,126,217
Lease intangibles, net	1,643,482	2,731,323
Deferred rent	241,927	21,441
Other liabilities	(41,968)	(61,280)

Total real estate held for sale	$13,225,739	$13,817,701

The following table is a summary of losses from discontinued operations for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	2010
Revenues	$1,936,607	$391,714	$—
Expenses	(1,531,304)	(744,856)	—
Depreciation and amortization	(1,546,607)	(292,548)	—

Loss from discontinued operations	$(1,141,304)	$(645,690)	$—

7.	Indebtedness

The following table provides details of the Company’s indebtedness as of December 31, 2012:

Property and Related Loan	Outstanding Principal Balance (in millions)		Interest Rate	Payment Terms	Maturity Date(1)(17)	Collateral (in millions)
Long Point Property Mortgage Construction Loan(1)(2)	$21.2	(3)	LIBOR plus 2.5%, adjusted monthly, with an all-in interest rate floor of 3.25% per annum	Monthly interest only payments through 5/20/14. If extended, then P&I monthly installments calculated based on a 30-year amortization	05/20/14 (plus two additional 12-month extensions)	$28.8
Gwinnett Center Mortgage Loan(4)	7.7	(5)	Variable adjusted to the greater of (i) 4.95% or (ii) LIBOR+ 3.50% per annum(6)	Monthly interest only payments through 10/17/14. If extended for 2 years, then monthly installments of $17,050 P&I, until maturity.	10/17/14 (plus one additional 24- month extension)	$11.4
Whitehall Property Mortgage Construction Loan(1)(7)	12.2	(8)	LIBOR+ 2.25% per annum, adjusted monthly	Monthly interest only payments through 2/24/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	2/24/15 (plus two additional 12-month extensions)	$23.6
Crosstown Property Mortgage Construction Loan (1)(9)	3.4	(10)	LIBOR plus 2.5%, adjusted monthly	Monthly interest only payments through 3/27/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	3/27/15 (plus two additional 12-month extensions)	$16.5
Circle Alexander Village Property Mortgage Construction Loan (1)(11)	—	(12)	LIBOR plus 2.5%, adjusted monthly	Monthly interest only payments through 11/27/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	11/27/15 (plus two additional 12-month extensions)	$4.1
Aura Castle Hills Property Mortgage Construction Loan (1)(13)	—	(14)	LIBOR plus 2.6%, adjusted monthly	Monthly interest only payments through 11/30/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	11/30/15 (plus two additional 12 - month extensions)	$7.0
Aura Grand Corner Property Mortgage Construction Loan (1)(15)	—	(16)	Lender’s prime rate or LIBOR plus 2.75%, adjusted monthly	Monthly interest only payments through 12/20/15. If extended, then P&I monthly installments calculated based on a 30-year amortization	12/20/15 (plus two additional 12- month extensions)	$4.7

Total	$44.5					$96.1

FOOTNOTES:

(1)	The borrower is the joint venture formed to acquire and develop each Property. The construction loan is recourse against each respective joint venture.
(2)	Principals of an affiliate of the Company’s co-venture partner have guaranteed the full amount of the loan. The loan may be prepaid in whole, but not in part, without penalty.
(3)	The principal amount available for construction draws under the loan is $21.4 million.
(4)	The borrower is a subsidiary of the Company’s operating partnership. The loan may be prepaid in full or in part at any time without penalty.
(5)	The total principal amount of the loan available for borrowing is $11.2 million. At the closing of the acquisition of Gwinnett Center, a portion of the purchase price was funded from a $7.0 million draw on the loan. The remaining funds available under the loan of approximately $3.5 million are expected to be used to fund capital improvements and future leasing commissions and tenant improvements for leases meeting certain requirements.

(6)	The interest rate is subject to reduction to the greater of (i) 4.20% or (ii) LIBOR plus 3.50% per annum if a minimum debt service coverage ratio is attained. The interest rate is also subject to an increase of 0.30% if the Company maintains less than $0.8 million in a deposit account with the lender.
(7)	Certain affiliates of the Company’s co-venture partner have guaranteed the loan, subject to their liability being reduced (i) to 50% at the time a certificate of occupancy for the project is issued and (ii) thereafter to 30% upon certain debt covenants of the loan being achieved. The loan may be prepaid in whole, but not in part, without penalty.
(8)	The principal amount available for certain development costs and construction costs under the loan is $22.3 million.
(9)	Certain affiliates of the Company’s co-venture partner have provided the lender with a completion guaranty for the project and a 50% repayment guarantee for the principal amount of the loan. During the term of the construction loan, the repayment guarantee may be reduced to between 35% and 15% of the principal amount of the loan if certain conditions are met. The loan may be prepaid in whole, but not in part, without penalty.
(10)	The principal amount available for certain development costs and construction costs under the loan is $26.7 million.
(11)	The loan may be prepaid in full or in part at any time without fee, premium or penalty. Loan extensions are subject to certain conditions and the payment of a loan extension fee. The construction loan requires commencement of construction within 90 days, and completion within two years of the closing of the construction loan. The loan is secured by the Circle Alexander Property and all improvements constructed thereon. Certain affiliates of the Company’s co-venture partner have provided the lender with completion and repayment guarantees.
(12)	The principal amount available for certain development costs and construction costs under the loan is $25.0 million.
(13)	With advance notice, the loan may be prepaid in full or in part, subject to required break funding payments. Loan extensions are subject to certain conditions and the payment of a fee. The construction loan is secured by the Aura Castle Hills Property and all improvements constructed thereon. An affiliate of the Company’s co-venture partner has provided the lender with completion and repayment guarantees.
(14)	The principal amount available for certain development costs and construction costs under the loan is $24.4 million.
(15)	With advance notice, the loan may be prepaid in full or in part, but not without penalty. Loan extensions are subject to certain conditions and the payment of a fee. The construction loan is secured by the Aura Grand Corner Property and all improvements constructed thereon. An affiliate of the Company’s co-venture partner has provided the lender with completion and repayment guarantees.
(16)	The principal amount available for certain development costs and construction costs under the loan is $21.5 million.
(17)	Represents the initial maturity date. The maturity date may be extended beyond the date shown.

Certain of the Company’s loan documents contain customary affirmative, negative and financial covenants, including, debt service coverage ratio, interest coverage ratio, loan to value ratio and liquidation compliance. These covenant requirements are effective after the respective property is operational.

Maturities of indebtedness for the next five years and thereafter, in aggregate, assuming the terms of the loans are not extended, were the following as of December 31, 2012:

2013	$—
2014	28,972,744
2015	15,506,906
2016	—
2017	—
Thereafter	—

$44,479,650

The estimated fair market value and carrying value of the Company’s debt were approximately $44.9 million and $44.5 million, respectively, as of December 31, 2012. As of December 31, 2011, the estimated fair market value of the Company’s debt approximated its carrying value of $7.2 million. The estimated fair market value of the Company’s debt was determined based upon then-current rates and spreads the Company would expect to obtain for similar borrowings. Because this methodology includes inputs that are less observable by the public and are not necessarily reflected in active markets, the measurement of the estimated fair values related to the Company’s mortgage and construction notes payable are categorized as Level 3 on the three-level valuation hierarchy used for GAAP. The estimated fair values of accounts payable and accrued expenses approximated the carrying values as of December 31, 2012 and 2011 because of the relatively short maturities of the obligations.

8.	Related Party Arrangements

The Company is externally advised and has no direct employees. Certain directors and officers hold similar positions with CNL Securities Corp., the managing dealer of the Offering and a wholly owned subsidiary of CNL (the “Managing Dealer”), the Advisor and their affiliates. In connection with services provided to the Company, affiliates are entitled to the following fees:

Managing Dealer – The Managing Dealer receives selling commissions and marketing support fees of up to 7% and 3%, respectively, of gross offering proceeds for shares sold in the Company’s Offering, excluding shares sold pursuant to the Company’s distribution reinvestment plan, all or a portion of which may be paid to participating broker dealers by the Managing Dealer.

Advisor – The Advisor and certain affiliates are entitled to receive fees and compensation in connection with the acquisition, management and sale of the Company’s assets, as well as the refinancing of debt obligations of the Company or its subsidiaries. In addition, the Advisor and its affiliates are entitled to reimbursement of actual costs incurred on behalf of the Company in connection with the Company’s organizational, offering, acquisition and operating activities. Pursuant to the advisory agreement, the Advisor receives investment services fees equal to 1.85% of the purchase price of properties for services rendered in connection with the selection, evaluation, structure and purchase of assets. For development properties, the Company pays the investment services fee to the Advisor based upon the estimated budget for the development project. Upon completion of the project, the Company trues up the investment services fee based upon actual amounts spent. In addition, the Advisor is entitled to receive a monthly asset management fee of 0.08334% of the real estate asset value (as defined in the advisory agreement) of the Company’s properties, including its proportionate share of properties owned through joint ventures, as of the end of the preceding month.

The Advisor will also receive a financing coordination fee for services rendered with respect to refinancing of any debt obligations of the Company or its subsidiaries equal to 1.0% of the gross amount of the refinancing.

The Company will pay the Advisor a disposition fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission, or (B) 1% of the sales price of such property, and (ii) in the case of the sale of any asset other than real property or securities, 1% of the sales price of such asset, if the Advisor, its affiliates or related parties provide a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of one or more assets (including a sale of all of its assets or the sale of it or a portion thereof). The Company will not pay its Advisor a disposition fee in connection with the sale of investments that are securities; however, a disposition fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of the Advisor if, such affiliate is properly licensed.

Under the advisory agreement and the Company’s articles of incorporation, the Advisor will be entitled to receive certain subordinated incentive fees upon (a) sales of assets and/or (b) a listing (which would also include the receipt by the Company’s stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of the Company’s common stock as a result of a merger, share acquisition or similar transaction). However, if a listing occurs, the Advisor will not be entitled to receive an incentive fee on subsequent sales of assets. The incentive fees are calculated pursuant to formulas set forth in both the advisory agreement and the Company’s articles of incorporation. All incentive fees payable to the Advisor are subordinated to the return to investors of their invested capital plus a 6% cumulative, noncompounded annual return on their invested capital. Upon termination or non-renewal of the advisory agreement by the Advisor for good reason (as defined in the advisory agreement) or by the Company other than for cause (as defined in the advisory agreement), a listing or sale of assets after such termination or non-renewal will entitle the Advisor to receive a prorated portion of the applicable subordinated incentive fee.

In addition, the Advisor or its affiliates may be entitled to receive fees that are usual and customary for comparable services in connection with the financing, development, construction or renovation of a property, subject to approval of the Company’s board of directors, including a majority of its independent directors.

Property Manager – Pursuant to a master property management agreement, the Property Manager receives property management fees of up to 4.5% of gross revenues for management of the Company’s properties.

CNL Capital Markets Corp. – CNL Capital Markets Corp., an affiliate of CNL, receives an initial set-up fee and an annual maintenance fee of $4.57 and $19.20, respectively, per investor for providing certain administrative services to the Company pursuant to a services agreement. In March 2012, this agreement was amended to change the fee structure to a sliding flat annual rate (payable monthly) based on the average number of investor accounts that will be open over the course of the term of the agreement. The new fee structure will be effective January 1, 2013.

For the years ended December 31, 2012, 2011 and 2010, the Company incurred the following fees due to the Managing Dealer in connection with its Offering:

	Year Ended December 31,
	2012	2011	2010
Selling commissions	$1,880,621	$1,907,808	$847,768
Marketing support fees	805,980	820,946	363,329

	$2,686,601	$2,728,754	$1,211,097

For the years ended December 31, 2012, 2011 and 2010, the Company incurred the following fees and reimbursable expenses due to the Advisor and its affiliates:

	Year Ended December 31,
	2012	2011	2010
Reimbursable expenses:
Offering costs	$1,367,328	$1,387,900	$629,794
Operating and acquisition expenses	1,219,297	844,302	1,274,399

	2,586,625	2,232,202	1,904,193
Investment services fees(1)	1,994,830	708,447	—
Asset management fees(1)	444,674	49,980	—
Property management fees(2)	69,761	12,280	—

	$5,095,890	$3,002,909	$1,904,193

FOOTNOTES:

(1)	For the years ended December 31, 2012 and 2011, approximately $2.0 million and $0.4 million, respectively, of the investment services fees and approximately $0.2 million and $0.03 million respectively, of asset management fees incurred by the Company above were capitalized as part of the cost of development properties. In addition, for the years ended December 31, 2012 and 2011, approximately $0 million and $0.3 million, respectively, in investment services fees and approximately $0.1 million and $0.02 million, respectively, in asset management fees relating to Gwinnett Center are included in loss from discontinued operations for the applicable period.
(2)	For the years ended December 31, 2012 and 2011, approximately $0.07 million and $0.01 million, respectively, in property management fees relating to Gwinnett Center are included in loss from discontinued operations for the applicable period.

Amounts due to related parties for fees and reimbursable costs and expenses described above were as follows as of December 31:

	2012	2011
Due to Managing Dealer:
Selling commissions	$52,207	$48,314
Marketing support fees	22,375	20,706

	74,582	69,020

Due to Property Manager:
Property management fees	57,046	—

Due to the Advisor and its affiliates:
Reimbursable offering costs	37,569	35,343
Reimbursable operating expenses	1,010,613	713,026

	1,048,182	748,369

	$1,179,810	$817,389

The Company incurs operating expenses which, in general, are expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement, the Advisor shall reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed, in any four consecutive fiscal quarters (the “Expense Year”) commencing with the Expense Year ended September 30, 2011, the greater of 2% of average invested assets or 25% of net income (as defined in the advisory agreement) (the “Limitation”), unless a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

For the Expense Years ended December 31, 2012 and 2011, the Company incurred $0.8 million and $1.2 million, respectively, of operating expenses in excess of the Limitation. The Company’s independent directors determined that such amounts were justified based upon a number of factors including:

•	The time necessary to educate financial advisors and investors about the growth-orientation of the Company, and its complimentary stock distributions,

•	The Company’s strategy of investing in assets that require repositioning or development and the timing and amount of its initial investments, and

•	The operating expenses necessary as a public company.

Organizational and offering costs become a liability to the Company only to the extent selling commissions, the marketing support fees and other organizational and offering costs do not exceed 15% of the gross proceeds of the Company’s Offering as described in Note 9. “Stockholders’ Equity.” The Advisor has incurred an additional $7.6 million of costs on behalf of the Company in connection with the Offering (exceeding the 15% limitation on costs) as of December 31, 2012. These costs may be recognized by the Company in future periods as the Company receives future offering proceeds to the extent such costs are within such 15% limitation.

9.	Stockholders’ Equity

Public Offering – As of December 31, 2012, the Company had received aggregate offering proceeds of approximately $67.6 million.

Stock Issuance and Offering Costs – The Company has and will continue to incur costs in connection with the offering and issuance of shares, including selling commissions, marketing support fees, filing fees, legal, accounting, printing and due diligence expense reimbursements, which are recorded as stock issuance and offering costs and deducted from stockholders’ equity. In accordance with the Company’s articles of incorporation, the total amount of selling commissions, marketing support fees, and other organizational and offering costs paid by the Company may not exceed 15% of the aggregate gross offering proceeds. Offering costs are generally funded by the Advisor and subsequently reimbursed by the Company subject to this limitation.

For the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $4.1 million, $4.1 million and $1.8 million, respectively, in stock issuance and other offering costs, as described in the discussion of selling commissions and marketing support fees and offering expenses in Note 8. “Related Party Arrangements.”

Distributions – On June 24, 2010, the Company’s board of directors authorized a daily stock distribution equal to 0.000219178 of a share of common stock on each outstanding share of common stock (which is equal to an annualized distribution rate of 0.08 of a share based on a 365-day calendar year), payable to all common stockholders of record as of the close of business on each day commencing on July 1, 2010, and continuing thereafter until terminated or amended by the Company’s board of directors.

Effective October 1, 2012, the Company’s board of directors amended the distributions, authorizing a monthly stock distribution declaration equal to 0.006666667 of a share of common stock on each outstanding share of common stock (which is equal to an annualized distribution rate of 0.08 of a share based on a calendar year), payable to all common stockholders of record as of the close of business on the first day of each month and continuing for each calendar quarter until terminated or amended by the Company’s board. Effective October 2012, the shares pursuant to this policy will be issued on or before the last business day of the applicable calendar quarter.

During the years ended December 31, 2012, 2011 and 2010, the Company declared 472,462 shares, 223,892 shares, and 33,416 shares of common stock, respectively, as stock distributions. The shares declared for the quarter ended December 31, 2012 were issued prior to December 31, 2012. The shares declared for the quarters ended December 31, 2011 and 2010 were issued in January 2012 and 2011, respectively. These distributions of new common shares are not taxable to the recipient stockholders when received. Additionally, shares issued through August 2, 2013 have been included in weighted average shares outstanding for all periods presented.

Redemption Plan – The Company has adopted a redemption plan that allows a stockholder who has held shares for at least one year to request that the Company redeem between 25% and 100% of its shares. If the Company has sufficient funds available to do so and if it chooses, in its sole discretion, to redeem shares, the aggregate number of shares redeemed in any calendar year and the price at which they are redeemed are subject to conditions and limitations, including:

•	if the Company elects to redeem shares, some or all of the proceeds from the sale of shares under its distribution reinvestment plan attributable to any quarter may be used to redeem shares presented for redemption during such quarter. In addition, the Company may use up to $100,000 per quarter of the proceeds from any public offering for redemptions (with the unused amount of any offering proceeds available for use in future quarters to the extent not used to invest in assets or for other purposes);

•	no more than 5% of the weighted average number of shares of the Company’s common stock outstanding during such 12-month period may be redeemed during such 12-month period; and

•	redemption pricing ranging from 92.5% of the purchase price per share for stockholders who have owned their shares for at least one year to 100% of the purchase price per share for stockholders who have owned their shares for at least four years.

During the year ended December 31, 2012, the Company received and accepted redemption requests for 65,046 shares for approximately $0.6 million under its redemption plan, of which approximately $0.5 million was paid in January 2013. During the years ended December 31, 2011 and 2010, the Company did not receive any redemption requests or redeem any shares.

The Company’s board of directors has the ability, in its sole discretion, to amend or suspend the redemption plan or to waive any specific conditions if it is deemed to be in the Company’s best interest.

10.	Commitments and Contingencies

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and the Company is not aware of any other environmental condition that it believes will have a material adverse effect on the consolidated results of operations.

Pursuant to the development agreements for the Company’s five multifamily development properties under construction as of December 31, 2012, the Company has committed to fund approximately $111.4 million in remaining development and other costs as of December 31, 2012. The remaining development costs are expected to be funded primarily by the construction loans on such properties, as described in Note 7. “Indebtedness.” The Company’s co-venture partners and certain of their affiliates have committed to fund any cost overruns related to the development projects.

See Note 8. “Related Party Arrangements” for information on contingent amounts due to the Company’s Advisor in connection with its offering of shares and expenses thereof.

11.	Concentration of Credit Risk

During the years ended December 31, 2012 and 2011, two tenants, Medical Business Service, Inc. and Devry, Inc., each accounted for more than 10% of the Company’s rental revenue included in discontinued operations during one or both of these years. Medical Business Service, Inc. accounted for 11.3% and 19.6%, respectively, and Devry, Inc. accounted for 4.2% and 10.2%, respectively, of the Company’s rental income from operating leases. Based on the Company’s anticipated rental revenues from Gwinnett Center and its Long Point Property, as well as other multifamily properties expected to be operational for all or a portion of 2013, the Company expects revenues from these tenants will be less than 5% in 2013.

Additionally, during the year ended December 31, 2012, all of the Company’s properties were located in the southeastern and sunbelt regions of the United States, particularly Texas and North Carolina.

12.	Selected Quarterly Financial Data (Unaudited)

The following table presents selected unaudited quarterly financial data for the years ended December 31, 2012 and 2011:

2012 Quarters	First	Second	Third	Fourth	Year
Revenues from continuing operations	$—	$30,556	$476,997	$878,673	$1,386,226

Income (loss) from continuing operations attributable to noncontrolling interests	$(1,593)	$(11,136)	$(6,136)	$6,330	$(12,535)
Loss from continuing operations attributable to common stockholders	(482,747)	(710,880)	(477,662)	(311,359)	(1,982,648)
Loss from discontinued operations	(348,224)	(327,912)	(303,702)	(161,466)	(1,141,304)

Net loss attributable to common stockholders	$(830,971)	$(1,038,792)	$(781,364)	$(472,825)	$(3,123,952)

Net loss per share of common stock (basic and diluted):
Continuing operations	$(0.09)	$(0.11)	$(0.07)	$(0.04)	$(0.30)

Discontinued operations	$(0.06)	$(0.05)	$(0.04)	$(0.02)	$(0.17)

Weighted average number of shares of common stock outstanding (basic and diluted)(1)	5,524,668	6,387,742	7,015,219	7,530,219	6,616,967

2011 Quarters	First	Second	Third	Fourth	Year
Revenues from continuing operations	$—	$—	$—	$—	$—

Loss from continuing operations attributable to noncontrolling interests	$—	$—	$—	$—	$—
Loss from continuing operations attributable to common stockholders	(278,593)	(309,574)	(442,097)	(333,297)	(1,363,561)
Loss from discontinued operations	—	—	—	(645,690)	(645,690)

Net loss attributable to common stockholders	$(278,593)	$(309,574)	$(442,097)	$(978,987)	$(2,009,251)

Net loss per share of common stock (basic and diluted):
Continuing operations	$(0.10)	$(0.09)	$(0.11)	$(0.07)	$(0.36)

Discontinued operations	$—	$—	$—	$(0.14)	$(0.17)

Weighted average number of shares of common stock outstanding (basic and diluted)(1)	2,722,595	3,517,456	4,199,048	4,714,575	3,794,022

FOOTNOTE:

(1)	For purposes of determining the weighted average number of shares of common stock outstanding, stock distributions issued through August 2, 2013 are treated as if they were outstanding for the full period presented.

13.	Subsequent Events

During the period January 1, 2013 through March 12, 2013, the Company received additional subscription proceeds of approximately $10.6 million from its Offering. In addition, the Company issued stock distributions of 358,669 shares during the period January 1, 2013 through August 2, 2013.

Item 9A:	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Pursuant to Rule 13a-15(b) under the Exchange Act, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures (as defined under Rule 13a-15(e) under the Exchange Act) as of the end of the period covered by this report. Based upon that evaluation, our management, including our principal executive officer and principal financial officer, concluded that our disclosure controls and procedures are effective as of the end of the period covered by this report.

Management’s Annual Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Our Company’s internal control over financial reporting is designed to provide reasonable assurance to our Company’s management and board of directors regarding the preparation and fair presentation of published financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on management’s assessment, our Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012 using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control Integrated Framework.”

Pursuant to rules established by the Securities and Exchange Commission, this annual report does not include an attestation report of the Company’s independent registered certified public accounting firm regarding internal control over financial reporting.

Changes in Internal Control over Financial Reporting

During the most recent fiscal quarter, there was no change in our internal controls over financial reporting (as defined under Rule 13a-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

Item 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	List of Documents Filed

(1)	Report of Independent Registered Certified Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2012 and 2011

Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Equity for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010

Notes to Consolidated Financial Statements

(2)	Index to Financial Statement Schedules

Schedule III – Real Estate and Accumulated Depreciation as of December 31, 2012

CNL GROWTH PROPERTIES, INC. (FORMERLY GLOBAL GROWTH TRUST, INC.) AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

As of December 31, 2012 (in thousands)

		Initial Costs			Costs Capitalized Subsequent to Acquisition				Gross Amounts at which Carried at Close of Period (6)
Property/ Location	Encum- brances	Land & Land Improve- ments (1)	Buildings & Building Improve- ments	Tenant Improve- ments	Land and Improve- ments	Building and Building Improve- ments	Tenant Improve- ments	Construc- tion in Process	Land & Land Improve- ments	Buildings & Building Improve- ments	Construc- tion in Process	Tenant Improve- ments	Total	Accumu- lated Depre- ciation	Date of Construc- tion	Date Acquired	Life on which depreciation in latest income statement is computed
Multifamily Properties:
Long Point Property (5)
Mount Pleasant, South Carolina	$21,244	$3,543	$—	$—	$2,604	$20,856	$—	$8	$6,147	$20,856	$8	$—	$27,011	$(277)	2012	5/20/2011	(4)
Whitehall Property (5)
Charlotte, South Carolina	12,150	2,887	—		1,005	5,651	—	12,618	3,892	5,651	12,618	—	22,161	—	(2)	2/24/2012	(4)
Crosstown Property(5)
Tampa, Florida	3,355	4,372	—	—	—	—	—	12,177	4,372	—	12,177	—	16,549	—	(2)	3/27/2012	(4)
Circle Alexander Village Property (5)
Charlotte, North Carolina	—	2,435	—	—	—	—	—	1,665	2,435	—	1,665	—	4,100	—	(2)	11/27/2012	(4)
Aura Castle Hills Property (5)
Lewisville, Texas	1	4,470	—	—	—	—	—	2,549	4,470	—	2,549	—	7,019	—	(2)	11/30/2012	(4)
Aura Grand Corner Property (5)
Katy, Texas	1	2,999	—	—	—	—	—	1,686	2,999	—	1,686	—	4,685	—	(2)	12/20/2012	(4)
Real Estate Held for Sale:
Gwinnett Center
Duluth, Georgia	7,729	3,020	7,930	220	14	66	294	10	3,034	7,996	10	514	11,554	(369)	(3)	10/17/2011	(4)

	$44,480	$23,726	$7,930	$220	$3,623	$26,573	$294	$30,713	$27,349	$34,503	$30,713	$514	$93,079	$(646)

Transactions in real estate and accumulated depreciation as of December 31, 2012 are as follows:

Real Estate		Accumulated Depreciation
Balance at December 31, 2010	$—	Balance at December 31, 2010	$—
2011 Acquisitions	20,127	2011 Depreciation	(48)

Balance at December 31, 2011	$20,127	Balance at December 31, 2011	$(48)
2012 Acquisitions	72,952	2012 Depreciation	(598)

Balance at December 31, 2012	$93,079	Balance at December 31, 2012	$(646)

FOOTNOTES:

(1)	Land and land improvements, initial cost, include the purchase price of land under development which is included as a component of construction in process in the consolidated balance sheets.
(2)	As of December 31, 2012, these properties were under development.
(3)	Three buildings built in 1990, 1999 and 2000, respectively.
(4)	Building and building improvements are depreciated over 39 and 15 years, respectively. Tenant improvements, if any, are depreciated over the lesser of their useful life or the terms of their respective leases.
(5)	These properties are owned through separate joint venture agreements. As these entities are consolidated, the amounts presented include 100% of the costs of the venture.
(6)	The aggregate cost for federal income tax purposes is approximately $96.6 million.